UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Westmoreland Coal Company

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Westmoreland Values
Our Vision, Mission, and Values reflect who we are
and what we stand for as a company.

Our Vision To deliver the premium value in the coal industry.

Our Mission

Westmoreland Coal Company is dedicated to diligently applying our mining expertise to attain economic advantages.

•   Leverage unique operations
•   Maximize transportation advantages
•   Identify and develop niche reserves
•   Cultivate unique partnerships
•   Sustain efficiency and standardization

Our Values

Our decisions and practices are guided by the values below. They are the core to who we are and how we behave as a company.

To excel at the pillars of coal mining by:
•   Uncompromised safety
•   Environmental stewardship
•   State-of-the-art mining techniques

To exceed partner expectations by:
•   Fair and collaborative approach
•   Community and tribal partnerships
•   Delivery of shareholder value
•   Agile and responsive interactions
•   Commitment focused - we do what we say

To maintain a foundation of integrity by:
•   Honest, transparent, and respectful communication
•   Highest legal and ethical standards
•   Pride in our work and our company
•   Dedication to diversity - respect and honor all

2012 was a year of growth at Westmoreland Coal Company.
We achieved strong growth in our core business, achieved record EBITDA and deleveraged the business, all while creating a sustainable platform for the future. We achieved our results through a commitment to our core values of excelling at the pillars of coal mining, exceeding partner expectations and maintaining a foundation of integrity. These values reflect who we are and what we stand for as a company. They are designed to guide us as we move towards the future and they form the basis of our success.

WESTMORELAND COAL COMPANY
9540 S. Maroon Circle, Suite 200
Englewood, Colorado 80112

March 26, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Westmoreland Stockholders:

We are very pleased that this year's annual meeting will be our first virtual meeting of stockholders. You will be able to attend the 2013 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/WLB2013. Be sure to have your 12-Digit Control Number to enter the meeting. The Annual Meeting of Stockholders of Westmoreland Coal Company will be held via the Internet on Tuesday, May 21, 2013 at 8:30 a.m. Mountain Daylight Time, for the following purposes:

1.	The election of eight directors to the Board of Directors to serve for a one-year term;

2.	Advisory approval of Westmoreland Coal Company's executive compensation;

3.	The ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2013; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 25, 2013 will be entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend.

This proxy statement, the annual report to stockholders and the proxy voter card are being mailed on or about April 5, 2013.

By Order of the Board of Directors,

By Order of the Board of Directors, Jennifer S. Grafton General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2013.

This notice, the accompanying proxy statement and Westmoreland Coal Company's annual report to stockholders for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

PROXY SUMMARY
We provide below highlights of certain information in this proxy statement. As it is only a summary, please review the complete proxy statement and 2012 annual report before you vote.

2012 Performance Highlights

2012 was a year of growth at Westmoreland Coal Company. We achieved strong growth in our core business through the acquisition of the Kemmerer Mine, achieved record EBITDA and cash flow, and deleveraged the business, while establishing a strong and stable platform for future success.

•	Our total operating income increased 172%, up to $28.9 million in 2012 from $10.6 million in 2011.

•	We achieved 44% growth in Adjusted EBITDA in 2012, up over $30 million from 2011.

•	We lowered our net debt in 2012 through 28% growth in operating cash flow and the extinguishment of $44.8 million in debt.

•	We received an S&P credit rating upgrade to B-, the only coal company to receive an upgrade in 2012.

•	We acquired the Kemmerer Mine and, over the course of the year, successfully and seamlessly transitioned it into our operations.

•	We continued our strong track record of safety, 32% lower than the national average reportable incident rate.

•
As a result of strong succession planning, we announced plans for the transition of the CEO role from Keith E. Alessi to coal veteran Robert P. King; Mr. Alessi will transition to the Executive Chairman role.

See page 36 for information about reconciliation of non-GAAP financial measures.

Executive Compensation Program

Our executive compensation program is designed to reward our leadership team for delivering results and building long-term value. We believe our program's performance measures align the interests of our stockholders and senior executives by tying pay outcomes to our short- and long-term performance. Several important features of our executive compensation program are:

✓	No employment agreements or individual change-in-control agreements for executive officers, other than Mr. Alessi's Transition Agreement described below; all executive officers are at-will employees;

✓	No gross-ups;

✓	No company aircraft or company-provided vehicles, other than vehicles used at mine operation sites;

✓	No SERPS, defined benefit plans or other executive-only retirement plans;

✓	Our long-term incentive awards included performance-vested restricted stock units whose value is based on achievement of three-year free cash flow targets; and

✓	We require our executive officers to have significant ownership of company stock.

For more information on our compensation programs, total compensation in 2012 and our compensation philosophy, see our Compensation Discussion and Analysis that starts on page 15.

Corporate Governance Highlights

At Westmoreland Coal Company, good governance remains a critical component of our corporate culture. Several of our key governance strengths and actions are noted in the table below.

BOARD AND OTHER GOVERNANCE INFORMATION	2013*
Size of Board	8
Number of Independent Directors	6
Diverse Board (as to Gender, Experience and Skills)	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors - Bylaw amendment approved by Board in January 2013	Yes
Separate Chairman & CEO	Yes
Lead Independent Director - Effective as of April 8, 2013	Yes
Independent Directors Meet Without Management Present	Yes

Annual Board Self-Evaluation Conducted by Independent Third-Party	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation Program	Yes
Code of Business Conduct and Ethics for Directors	Yes
Corporate Governance Guidelines for Directors	Yes
Annual Advisory Approval of Executive Compensation	Yes
Policy Prohibiting Use of Corporate Funds for Political Expenditures	Yes
* As of March 25, 2013

Meeting Agenda Items

Item 1-Election of Directors

You are being asked to elect 8 directors. One of our current directors, Mr. Michael D'Appolonia, will retire from our board when his current term ends in May. Each of our other current directors is standing for reelection to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Effective with Mr. D'Appolonia's retirement, the board is nominating Mr. Craig Mackus to serve for the coming year. All directors attended greater than 75% of the meetings of the board and board committees on which they served in 2012.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

	AGE	DIRECTOR SINCE	OCCUPATION AS OF 3/25/13	INDEPENDENT

Keith E. Alessi	58	2007	CEO, Westmoreland Coal Company
Gail E. Hamilton	63	2011	Retired IT Executive	X
Michael G. Hutchinson	57	2012	Retired Audit Partner, Deloitte & Touche	X
Robert P. King	60	2012	President and COO, Westmoreland Coal Company
Richard M. Klingaman	77	2006	Retired Energy Industry Consultant	X
Craig R. Mackus	61	—	Retired Equipment Manufacturer CFO	X
Jan B. Packwood	69	2011	Retired Public Utility CEO	X
Robert C. Scharp	66	2011	Retired Coal Industry Executive	X

Our board recommends a vote FOR the election of the director candidates nominated by the board.

Item 2-Advisory Approval of Our Executive Compensation - Our board recommends a vote FOR this proposal.

We are asking stockholders to approve on an advisory basis the compensation of our named executive officers, who are discussed in more detail in the Compensation Discussion and Analysis, which starts on page 15. We hold this advisory vote on an annual basis.

Item 3-Ratification of Appointment of Ernst & Young LLP for 2013 - Our board recommends a vote FOR this proposal.

Ernst & Young LLP has been our independent registered public accounting firm since 2009. The fees paid to E&Y are detailed on page 35. One or more representatives of E&Y will be present at the meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROXY STATEMENT

WESTMORELAND COAL COMPANY
9540 S. Maroon Circle, Suite 200
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To be held May 21, 2013

GENERAL INFORMATION ABOUT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished by the Board of Directors (the “Board”) of Westmoreland Coal Company (the “Company”) to holders of our common stock and depositary shares in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting of Stockholders of Westmoreland Coal Company (the “Annual Meeting”) to be held via the Internet on Tuesday, May 21, 2013 at 8:30 a.m. Mountain Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting and this proxy statement.

This proxy statement and the enclosed proxy voter card relating to the Annual Meeting are first being mailed to stockholders on or about April 5, 2013. As of March 25, 2013, the record date, the Company's officers and directors are the record and beneficial owners of a total of 394,780 shares (approximately 2.75%) of the Company's outstanding common stock and have no ownership in the Company's outstanding depositary shares. It is management's intention to vote all of its shares in the manner recommended by the Board for each matter to be considered by the stockholders.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

What is a Virtual Annual Meeting?

A virtual annual meeting of stockholders is an official annual meeting held over the Internet that offers the ability to verify attendance and provides an interactive element that allows for real-time voting in a secure environment. The virtual meeting also enables two-way engagement, allowing stockholders to ask questions of corporate officers and directors. The virtual meeting provides Westmoreland a new, low-cost way for stockholders to attend and interact with management, and has the potential to increase participation and reduce costs associated with meeting facilities and travel.

Westmoreland will be hosting the 2013 Annual Meeting live via the Internet. A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can attend the 2013 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WLB2013;

•	Webcast starts at 8:30 a.m. Mountain Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet;

•	Please have your 12-Digit Control Number to enter the Annual Meeting;

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/WLB2013; and

•	Webcast replay of the Annual Meeting will be available until May 21, 2014.

Who can vote at the meeting?

Only stockholders who owned our common stock or depositary shares, each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock, $1.00 par value (“depositary shares”), of record at the close of business on March 25, 2013 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of depositary shares is entitled to one vote per share. There were 14,357,179 shares of common stock and 639,840 depositary shares outstanding on March 25, 2013.

What constitutes a quorum for the meeting?

The holders of a majority of the aggregate voting power of the common stock and depositary shares outstanding on the record date, present in person or by proxy at the Annual Meeting, shall constitute a quorum to conduct business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How do I vote?

•	Via the Internet at www.proxyvote.com;

•	By phone at 1-800-690-6903; or

•	By completing and mailing in a paper proxy card.

If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares and the proxy card and voting instructions have been sent directly to you. If, like most stockholders, you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you may not vote your shares in person at the Annual Meeting without obtaining authorization from your stockbroker, bank or other nominee. You need to submit voting instructions to your stockbroker, bank or other nominee in order to cast your vote.

We encourage you to register your vote via the Internet. If you attend the virtual Annual Meeting, you may also submit your vote in person over the Internet and any votes that you previously submitted - whether via the Internet, by phone or by mail - will be superseded by the vote that you cast at the Annual Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted at the Annual Meeting as specified by you or, if you do not specify a choice as to a particular matter, in the manner set forth in this proxy statement.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by either filing with our Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request. However, attendance at the virtual Annual Meeting will not, by itself, revoke a previously granted proxy. If you want to change or revoke your proxy and you hold your shares in “street name,” contact your broker or the nominee that holds your shares. Any written notice of revocation sent to us must include the stockholder's name and must be received prior to the Annual Meeting to be effective.

What vote is required to approve each item?

Due to a recent amendment to our Bylaws approved by the Board, we now have a majority vote standard for election of directors. In an uncontested election, each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions. With respect to Proposal 1, regardless of whether the majority of votes cast or plurality standard applies, broker non-votes, abstentions and withheld votes will have no effect because such votes are not treated as being cast.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. An incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which the election inspector determines the voting results as to that director, (b) the date on which the Board appoints an individual to fill the office held by that director, or (c) the date of that director's resignation.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. With respect to Proposals 2 and 3, broker non-votes will have no effect, but abstentions will have the same effect as a vote against such proposals.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore broker non-votes are not expected in connection with Proposal 3.

The election of directors (Proposal 1) and advisory approval of the Company's executive compensation (Proposal 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

How are you handling solicitation of votes?

The accompanying proxy is solicited on behalf of our Board and the cost of solicitation borne by us. In addition to solicitations by mail, our directors, officers, and employees may solicit proxies by telephone, e-mail and personal interview, but will receive no additional compensation for doing so. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

Do I have any rights of appraisal?

Under Delaware law, stockholders are not entitled to dissenters' rights on any proposal referred to herein.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary general voting results at the Annual Meeting and publish final detailed voting results on a Form 8-K that we will file within four business days after the Annual Meeting.

How do I submit a stockholder proposal for the 2014 Annual Meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) must be submitted to the Secretary at our offices, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112, no later than November 26, 2013. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

If a stockholder wishes to present a proposal before the 2014 Annual Meeting, without having the proposal included in our proxy statement and proxy card, such stockholder must give written notice to the Secretary at the address noted above. The Secretary must receive such notice no earlier than January 21, 2014 and no later than February 20, 2014, and the stockholder must comply with the provisions of Sections 2.5 or 2.6, as applicable, of our bylaws. Only proposals included in the proxy statement or that comply with our advance notice bylaw requirements will be considered properly brought before the Annual Meeting.

Does the Company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. You may sign up for electronic delivery at any time by visiting http://enroll.icsdelivery.com/wlb. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

How can I get electronic access to the proxy materials and the annual report?

This proxy statement and our 2012 Annual Report are available at www.proxyvote.com; see your ballot for information.

Will I receive a separate proxy statement if I share the same address and last name as another stockholder?

No. If you are the beneficial owner, but not the record holder, of shares of our stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our Annual Report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Director/ Executive Officer Since	Position
Keith E. Alessi	58	2007	Director and Executive Chairman beginning April 8, 2013; Chief Executive Officer through April 5, 2013
Gail E. Hamilton	63	2011	Director - Independent
Michael G. Hutchinson	57	2012	Director - Independent
Robert P. King	60	2012	Director; President and Chief Operating Officer; Chief Executive Officer beginning April 5, 2013
Richard M. Klingaman	77	2006	Director - Independent; Chairman of the Board
Jan B. Packwood	69	2011	Director - Independent
Robert C. Scharp	66	2011	Director - Independent
Jennifer S. Grafton	37	2011	General Counsel and Secretary
Douglas P. Kathol	60	2010	Executive Vice President
Joseph E. Micheletti	47	2011	Senior Vice President - Coal Operations
Kevin A. Paprzycki	42	2008	Chief Financial Officer and Treasurer

Director Nominee
Name	Age	Director/ Executive Officer Since	Position
Craig R. Mackus	61	—	Director nominee
Director Information

The Board has fixed the number of directors following the Annual Meeting at eight. All our directors bring to our Board a wealth of leadership experience derived from their service as executives and respected professionals. Certain individual qualifications and skills of our directors that contribute to the Board's effectiveness as a whole are described in the following paragraphs.

Keith E. Alessi serves as a director and served as our Chief Executive Officer until April 5, 2013. Beginning April 8, 2013, he will assume the Executive Chairman position on our Board. Since he began working for us in 2007, he has assumed roles including President and other various interim roles. Prior to Westmoreland, Mr. Alessi was an adjunct lecturer at the Ross School of Business at the University of Michigan from 2001 to 2010 and was an Adjunct Professor at The Washington and Lee University Law School from 1999 to 2007. He previously served as Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a number of public and private companies from 1982 to 2000. Mr. Alessi currently serves as a member of the board of directors of MWI Veterinary Supply, Inc.

Mr. Alessi has over 30 years of turnaround management experience gained in a senior executive capacity. This has given him unique insights into the hurdles, challenges and opportunities facing Westmoreland and provides him the necessary leadership experience to help lead the company as its Executive Chairman.

Gail E. Hamilton most recently served as Executive Vice President of Symantec Corporation, an infrastructure software and services provider, retiring in 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of Arrow Electronics Inc., OpenText Corp., and Ixia. In the last five years, Ms. Hamilton has also served as a director of Washington Group International and Surgient, Inc.

Ms. Hamilton is a former senior executive with business and operational experience at a public technology company, whose strategic planning and business development experience are invaluable in guiding the development and progression of our information technology infrastructure and programs. In addition, Ms. Hamilton's extensive public and private board experience will bring further professionalism and insight to the board room.

Michael G. Hutchinson recently retired from Deloitte & Touche. His Deloitte career spanned nearly 35 years, leading their Denver Energy and Natural Resources Practice for the last fifteen years while at the same time managing the Audit and Enterprise Risk Management practice of the Denver office.

As the former lead audit partner at a top four auditing firm, Mr. Hutchinson brings to the Board his substantial expertise in accounting and finance matters, which he gained during his 35 years of experience in public accounting. Mr. Hutchinson is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor's perspective.

Robert P. King joined Westmoreland in March 2012 as President and Chief Operating Officer. Beginning April 5, 2013, he will serve as our Chief Executive Officer. From 2006 through 2012, Mr. King held various executive leadership roles at Consol Energy, Inc., including Executive Vice President - Business Advancement and Support Services from 2009 through March 2012. Mr. King has over 30 years experience in the coal industry, both underground and surface mines.

Mr. King brings a breadth of coal mining experience to Westmoreland, both as a top executive of a Fortune 500 energy company, as well as his hands-on operational experience running coal mining operations.

Richard M. Klingaman has been a consultant to the natural resources and energy industries since May 1992. Prior to consulting, Mr. Klingaman was a senior executive with Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone.

Mr. Klingaman's extensive experience in the mining and energy industries, including as Senior Vice President of a large natural resources company, provides him with an intimate knowledge of our operations and our industry.

Jan B. Packwood was the President and Chief Executive Officer of IDACORP, Inc. (NYSE: IDA), a holding company whose main subsidiary, Idaho Power Company, is an electric utility engaged in the generation, transmission, distribution, sale and purchase of electric energy,  from 1999 to 2006.  Prior to such time, Mr. Packwood served in various executive-level capacities of Idaho Power Company beginning in the 1980s.   He currently serves as a director of IDACORP, Inc. and of various IDACORP, Inc. subsidiaries, including Idaho Power Company, IDACORP Financial Services, Inc. and Ida-West Energy Company.

As the former President and Chief Executive Officer of an electric utility involved in the mining and use of coal in the Pacific Northwest, Mr. Packwood brings to the Board a vast knowledge of our and our main customers' business, including an understanding of the risks faced by our own power plant and the power plants we supply.  This expertise will be invaluable in directing the future of our power plant operations, as well as providing insight into potential growth and expansion activities in our mining segment.

Robert C. Scharp was previously the Chief Executive Officer of Shell Coal Pty Ltd from 1997 to 2000 and then Chief Executive Officer of Anglo Coal Australia from 2000 to 2001. He served as the Chairman of the Shell Canada Energy Mining Advisory Council from 2005 to 2010. He had a 22 year career with Kerr McGee Corporation including serving as President - Kerr McGee Coal Corporation and Senior Vice President - Oil and Gas Production. Mr. Scharp was a director of Bucyrus International from 2005 to 2011 and was a director of Foundation Coal Holdings from 2005 to 2009. Mr. Scharp is also a retired Army National Guard colonel.

Mr. Scharp brings a wealth of coal mining industry experience to the Board, including invaluable chief executive operational oversight of coal mine operations. Mr. Scharp's vast industry experience will assist the Board in driving future operational mining excellence and evaluating potential growth and expansion opportunities.

Director Nominee Information

Craig R. Mackus became chief financial officer of Bucyrus International, Inc. in June 2004 after serving as vice president-finance from October 2002 through June 2004 and as controller from February 1988 through May 2006. Mr. Mackus retired from Bucyrus International, Inc. in 2011 upon its merger with Caterpillar. He also served as Bucyrus's secretary from May 1996 through his retirement in 2011.

As a senior manager of an international manufacturing company provided equipment to the mining industry, Mr. Mackus will bring significant financial, governance and operational mining experience to the Board.  As the CFO during a major merger transaction between Bucyrus International Inc. and Caterpillar, Mr. Mackus will also provide the Board with his first-hand experience in significant M&A activity.

Executive Officer Information

Keith E. Alessi, our Chief Executive Officer until April 5, 2013, is discussed above under “Director Information.”

Jennifer S. Grafton joined Westmoreland as Associate General Counsel in December 2008 and was named General Counsel and Secretary in February 2011. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance. She is a member of the Colorado bar.

Douglas P. Kathol joined Westmoreland in 2003 as Vice President - Development, adding additional responsibility as Treasurer in 2008. In 2010, Mr. Kathol was named Executive Vice President. Prior to Westmoreland, Mr. Kathol spent almost twenty years in various positions, including Senior Vice President of Norwest Corporation, a consulting firm providing expertise to the energy, mining, and natural resources industries.

Robert P. King, our President and Chief Operating Officer and our Chief Executive Officer beginning April 5, 2013, is discussed above under “Director Information.”

Joseph E. Micheletti joined Westmoreland in 2001 and has held a series of positions with Westmoreland since such time, including President and General Manager of our Jewett Mine. In June 2011, Mr. Micheletti was named Senior Vice President - Coal Operations. Mr. Micheletti has worked in the production, maintenance, processing, and engineering disciplines of the mining industry for 24 years and sits as a Director of the Rocky Mountain Coal Mining Institute.

Kevin A. Paprzycki joined Westmoreland as Controller and Principal Accounting Officer in June 2006 and was named Chief Financial Officer in April 2008. In June 2010, he was also named Treasurer. Prior to Westmoreland, Mr. Paprzycki was Corporate Controller at Applied Films Corporation from 2005 to 2006. Mr. Paprzycki became a certified public accountant in 1994 and a certified financial manager and certified management accountant in 2004.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders and maintaining our integrity in the marketplace. The Code of Conduct Handbook for directors, officers and employees, in conjunction with the Certificate of Incorporation, Bylaws, Board committee charters and Corporate Governance Guidelines, form the framework for the governance of Westmoreland. All of these documents are available on our website at www.westmoreland.com. On an annual basis, all directors, officers and employees sign an acknowledgement that they have received and reviewed the guidelines provided in the Code of Conduct Handbook. We will post on our website any amendments to the Code of Conduct Handbook or waivers of the Code of Conduct Handbook for directors and executive officers. You can request a copy of any of these documents by writing to the Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112.

Board Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors as the Board believes it is in the best interests of Westmoreland to make that determination based on the position and direction of Westmoreland and the membership of the Board. Currently, the roles of Chairman of the Board and CEO are split, allowing our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. On October 26, 2012, the Board announced plans for the transition of Keith Alessi from Chief Executive Officer to Executive Chairman and the transition of Robert King from President and Chief Operating Officer to President and Chief Executive Officer effective April 8, 2013. At this time, we believe that Mr. Alessi transitioning to the role of Executive Chairman, as Mr. King grows into his new role as CEO, is the most desirable approach for promoting long-term stockholder value. Such a structure promotes a unified approach on corporate strategy development and allows for consistency and a smooth transition while our new CEO assumes his responsibilities. The Executive Chairman acts as a bridge between management and the Board, helping both to pursue their common purpose more efficiently. As Executive Chairman, Mr. Alessi will continue to play an important role in the Company's strategic direction, will chair all regular sessions of the Board and, in consultation with the Lead Director and with input from the CEO, set the agenda for Board meetings.
In accordance with our Corporate Governance Guidelines, if our Chairman of the Board does not qualify as an independent director, our Board selects an independent director to preside over non-management executive sessions of the Board. Mr. Klingaman, an independent director, was appointed by the Board to serve as Lead Director beginning on April 8, 2013. The role of our Lead Director is to assist the Executive Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Our Lead Director works with our Chairman to approve all meeting agendas, and presides at (i) executive sessions of the non-employee directors, which are held in conjunction with each regularly scheduled quarterly meeting of the Board, (ii) executive sessions of the independent directors, which are held at least once a year, and (iii) any other meetings as determined by the Lead Director. Our Lead Director is also a member of the Board's

Executive Committee, providing additional representation for the independent directors in any actions considered by the Executive Committee between Board meetings.

Risk Oversight by the Board of Directors

Risk is inherent with every business, and how well a business manages risk can ultimately influence its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, and others, such as the impact of competition, weather conditions and pressures from competing fuel sources. Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board are essential for effective risk management and oversight. Historically, our Chairman has regularly communicated with our CEO to discuss strategy and the risks we face, and we expect the CEO to continue to have similar communications with the Executive Chairman and Lead Director in the future. The executive management team attends the quarterly board meetings and is available to address any questions or concerns raised by the Board on risk management-related matters. Each quarter, the Board receives presentations from senior management on strategic matters involving our operations and is provided extensive materials that highlight the various factors that could lead to risk in our organization. The Board holds a strategic planning session with the management team on an annual basis to discuss strategies, key challenges, and risks and opportunities for us. Further, the Board is empowered to hire its own advisors without management approval to assist it in fulfilling its duties.

While the Board is ultimately responsible for our risk oversight, our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation and Benefits Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee is tasked with the oversight of succession planning for our directors and executive officers. On an annual basis, pursuant to such committee's charters, the committees assess risk and have specific conversations with senior management regarding the risks faced.

Director Independence

NASDAQ Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by nominees and discussions regarding the facts and circumstances pertaining to each nominee, considered in the context of applicable NASDAQ Marketplace Rules, the Board has determined that all of the nominees for election, other than Messrs. Alessi and King, are independent. Mr. Alessi will not be considered independent until at least three years have elapsed since his last date of employment. The independent directors meet during most Board meetings in separate executive session without management present. Currently, the Chairman of the Board, who is an independent director, presides over these meetings. In the future, the Lead Director will preside over such meetings.

Each member of the Audit Committee must, in addition to the independence requirements of the NASDAQ Marketplace Rules, meet the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules listing standards, Section 10A of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Board determined that Messrs. D'Appolonia, Packwood and Hutchinson, the 2012 Audit Committee members, each met such heightened independence standards. Beginning in July 2013, each member of the Compensation and Benefits Committee must, in addition to the independence requirements of the NASDAQ Marketplace Rules, meet heightened independence standards required for compensation committee members under the NASDAQ Marketplace Rules listing standards. In 2012, the members of the Compensation and Benefits Committee met such heightened independence standards.

Communicating with the Board

Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Lead Director, Westmoreland Coal Company Board of Directors, 9540 S. Maroon Circle, Suite 200 Englewood, Colorado 80112. Our Lead Director will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance. In general, communications from stockholders relating to corporate governance will be forwarded to the Board unless they are frivolous, obscene, repeat the same information contained in earlier communications, or fails to identify the author.

COMMITTEES OF THE BOARD OF DIRECTORS

As of the date of this proxy statement, our Board has eight directors and the following four committees: (1) Audit; (2) Compensation and Benefits; (3) Nominating and Corporate Governance; and (4) Executive. The Board has set the number of directors following the Annual Meeting at eight. The current committee membership, the number of meetings during 2012 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.westmoreland.com. During 2012, the Board held nine meetings plus a strategic planning session. Each director serving during 2012 attended 90% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director. Directors are expected to attend the Annual Meeting of Stockholders. All directors attended the last Annual Meeting of Stockholders. The following table highlights meetings and committee membership during fiscal year 2012.

Name of Director	Audit	Compensation and Benefits	Nominating and Corporate Governance	Executive
Non-Employee Directors:
Michael R. D'Appolonia	Chair	Member		Member
Gail E. Hamilton		Member	Member
Michael G. Hutchinson	Member	Member
Richard M. Klingaman				Member
Jan B. Packwood	Member		Chair	Member
Robert C. Scharp		Chair	Member
Employee Director:
Keith E. Alessi				Chair
Robert P. King
Number of Meetings in 2012	8	6	3	1

Audit Committee

The Audit Committee provides oversight of the quality and integrity of our accounting, auditing and financial reporting practices and is responsible for retaining and terminating our independent accounts. The committee exercises its oversight obligations through regular meetings with management, the Director of Internal Audit and our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets with our Chief Financial Officer, the Director of Internal Audit, Ernst & Young LLP and management. The committee also receives periodic reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments. The Board has determined that Michael G. Hutchinson qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Report

Under its charter, the Audit Committee assists the Board of Directors in fulfilling the Board's responsibility for oversight of Westmoreland's financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for our financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Westmoreland's financial statements and internal control over financial reporting, and for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles used in the United States and the adequacy of our internal control over financial reporting.

The Audit Committee has reviewed and discussed with Ernst & Young LLP Westmoreland's audited consolidated financial statements and internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, during the 2012 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also has reviewed and discussed the audited financial statements with management.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements and assessment of internal controls over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

Michael G. Hutchinson, Chairman
Jan B. Packwood
Richard M. Klingaman

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for assuring that the Board, our Chief Executive Officer, other executive officers, and our key management are compensated appropriately and in a manner consistent with our approved compensation strategy, internal equity considerations, competitive practice, and any relevant laws or regulations. In addition, the committee reviews our compensation programs to ensure that our programs are not promoting imprudent risk-taking. In accordance with its charter, the committee may retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. To assist it in satisfying its oversight responsibilities, the committee chose in February 2012 to continue its relationship with Buck Consulting, which began in February 2010. In late 2012, the committee hired Pay Governance to serve as its consultant for fiscal year 2013.

Compensation and Benefits Committee Risk Assessment

On an annual basis, the committee reviews and discusses the structure of our compensation program to assess whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term stockholder value. To assist the committee in their review in February 2013, the committee engaged Pay Governance to conduct a risk assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices.

Based on the findings of Pay Governance, our internal controls, policies and risk-mitigating components in our incentive arrangements as well as the committee's formal review and discussion, the committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Our incentive compensation is designed to reward bonus-eligible employees for committing to and achieving goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial or operating stability. In addition, the annual bonus program contains a cap on the maximum financial payout to employees as a whole.

Our executive compensation program includes the following features to help minimize risk.

Compensation Mix. We allocate compensation between fixed and contingent components, between annual cash incentives and long-term time-based incentives, based in part on an employee's position and level of responsibility within the organization. We believe our mix of compensation elements helps to ensure that executives and other employees who are eligible for incentive compensation do not focus on achieving short-term results at the expense of the long-term growth and sustainability of the Company. None of our employees receive commissions.

Base salary is the only assured portion of compensation that we provide to our executives and other employees. Consequently, our incentive compensation arrangements are intended to reward performance.

The annual incentive plan establishes cash-based award opportunities that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved, subject to the discretion of the committee to exclude certain events outside our direct control and to reward exemplary performance.

The long-term component of the executive compensation program consists of grants of time-vested and performance-based restricted stock units or cash awards. The use of both time-based and performance-based awards for fiscal 2013 balances our desire to drive long-term growth with the retention pressures we face from our direct peers, as well as from emerging and evolving competitors.

Stock Ownership Guidelines. We have established stock ownership guidelines to ensure that our executives' interests are aligned with those of stockholders. These guidelines also help ensure that the decisions our executives implement to achieve our financial and strategic objectives are focused on our long-term growth and health. We believe that this policy effectively mitigates the possibility that our executives would make business decisions to influence stock price increases in the short-term that cannot be sustained over the long-term or would liquidate their equity holdings to capture short-term fluctuations in our stock price.

Board Approval of Transactions. Management must obtain approval from the Board for significant transactions (i.e., mergers, acquisitions, dividends, etc.) that could impact the achievement of previously approved financial performance targets used in the executive compensation program, and the Compensation and Benefit Committee retains the discretion to ignore the impact of certain factors over which management has no control (such as accounting changes or force majeure events) for purposes of determining whether pre-established performance targets have been met.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2012, each of Messrs. D'Appolonia, Hutchinson and Scharp and Ms. Hamilton served on our Compensation and Benefits Committee. None of these directors was a current or former officer or employee of the Company, and none had any related party transaction involving the Company that is disclosable under Item 404 of Regulation S-K. During 2012, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on our Board.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis, provided herein, be included in this proxy statement and incorporated by reference into Westmoreland's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Robert C. Scharp, Chairman
Gail E. Hamilton
Michael G. Hutchinson

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to be nominated as members of the Board and considers director candidates brought to the Board by stockholders. The committee also provides oversight on corporate governance matters and provides for the evaluation of Board, committee, and individual director performance, as well as provides oversight on succession planning.

The committee regularly assesses the mix of skills and industry experience currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. In the event vacancies are anticipated or arise, the Nominating and Corporate Governance Committee considers various potential candidates for director and employs the same process for evaluating all candidates, including those submitted by stockholders. The committee is responsible for ensuring all director nominees undergo a thorough background check prior to nomination or appointment as a director and to review any adverse findings prior to such nomination or appointment. Candidates may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons. In 2012, we received recommendations from local law firms, public audit firms and similar professionals to help identify a director candidate for appointment to the Board.

The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee's initial evaluation is favorable, the candidate is contacted by the chairman of the committee for an interview to determine the mutual levels of interest in pursuing the candidacy. The committee is tasked with considering whether the candidate is (i) independent pursuant to the requirements of The NASDAQ Stock Market, (ii) accomplished in his or her field and has a reputation, both personal and professional, that is consistent with our ideals and integrity, (iii) able to read and understand basic financial statements, (iv) knowledgeable as to us and the issues affecting our business, (v) committed to enhancing stockholder value, (vi) able to understand fully the legal responsibilities of a director and the governance processes of a public company, (vii) able to develop a good working relationship with other Board members and senior management and (viii) able to suggest business opportunities to us. If these discussions and considerations are favorable, the committee makes a final recommendation to the Board to nominate the candidate for election.

In considering whether to recommend any particular candidate, including incumbent directors, for inclusion in the Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee takes into consideration a number of criteria which include: professional work experience; skills; expertise; diversity; personal and professional integrity; character; temperament; business judgment; time availability in light of other commitments; dedication; conflicts of interest; and public company experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the Board and the committee believe that it is essential that the Board members represent diverse viewpoints and strives to ensure that the slate of nominees represents a wide breadth of diverse backgrounds and skill sets to adequately represent the needs of the stockholders. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. We believe that the backgrounds and qualifications of our directors, considered as a group, provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

The Board's retirement policy mandates that directors elected to the Board at our annual meeting retire from the Board at the first annual meeting of stockholders following the director's 75th birthday. The Board grandfathered all directors then serving as a director at the time the policy was adopted in November 2010, making the new retirement policy only applicable to current and future directors who will turn 75 after May 2010.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o  Corporate Secretary, Westmoreland Coal Company, 9540 South Maroon Circle, Suite 200, Englewood, Colorado 80112. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement for the next annual meeting.

Stockholders also have the right to nominate director candidates directly, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in our bylaws. Among other things, a stockholder wishing to nominate a director candidate must give notice to us within the specified time period that includes the information about the stockholder and the proposed nominee required by the bylaws. Any stockholder wishing to nominate a candidate for election to the Board pursuant to the bylaw provision must strictly comply with the procedures specified in Section 2.6 of the bylaws.

Executive Committee

During 2012, the Board had an Executive Committee. Pursuant to its charter adopted by the Board in February 2012, the Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. During 2012, the Executive Committee held one meeting.

DIRECTOR COMPENSATION

The Board's goal in designing directors' compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the Board. Compensation for our non-employee directors is reviewed by the Compensation and Benefits Committee with the assistance of Pay Governance. In February 2013, the Compensation and Benefits Committee recommended and the Board approved the below compensation structure for fiscal year 2013. All non-employee directors receive the “Annual Cash Retainer” in addition to any other retainers they may be entitled for service as the Chair of a committee or for serving as a member of a committee.

Type of Compensation	Amount
Annual Cash Retainer	$35,000
Annual Stock Award Retainer (restricted stock units with one-year vest)	7,000 shares of common stock
Annual Retainer for Executive Chairman	$240,000
Annual Retainer for Lead Independent Director	$9,000
Annual Retainer for Committee Chair:
Audit Committee	$7,000
Compensation and Benefits Committee	$7,000
Nominating and Corporate Governance Committee	$3,000
Annual Retainer for Serving on the Audit, C&B or N&CG Committees	$5,000 per committee
Attendance at Board or Committee Meeting (in-person)	$1,500 per meeting
Attendance at Board or Committee Meeting (telephonic)	$1,000 per meeting

2012 Non-Employee Director Compensation

Name(1)	Fees Earned Or Paid In Cash($)	Grant Date Fair Value of Stock Awards($)(2)	Total Compensation ($)
Michael R. D'Appolonia	75,970	70,005	145,975
Gail E. Hamilton	67,050	70,005	137,055
Michael G. Hutchinson	28,204	56,576	84,780
Richard M. Klingaman	79,500	70,005	149,505
Jan B. Packwood	67,750	70,005	137,755
Robert C. Scharp	66,800	70,005	136,805
Former Directors
Thomas J. Coffey	26,286	—	26,286
__________

(1)	Mr. Alessi, who is our Chief Executive Officer and Mr. King, who is our Chief Operating Officer, do not receive any additional compensation for their services as a director.
(2)
8,952 restricted stock units were awarded to each non-employee director elected to the Board in May 2012. The restricted stock units vest on May 22, 2013. The grant date fair value of these awards was $7.82 per share. 8,025 restricted stock units were awarded to Mr. Hutchinson, who was elected to the Board on August 1, 2012. His restricted stock units vest on May 22, 2013. The grant date fair value of this award was $7.05 per share.

Non-Employee Director Stock Ownership Guidelines

In March 2011, the Board adopted stock ownership guidelines for non-employee directors under which the directors are expected to own Westmoreland equity with a three-year timetable to comply. Due to a change in the director equity grant, the directors now are required to own 15,000 shares of common stock. Presently, none of our non-employee directors have met the ownership guideline.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of March 1, 2013, concerning beneficial ownership by: holders of more than 5% of any class of our voting securities; directors; each of the named executive officers listed in the Summary Compensation Table; and all directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days of March 1, 2013 through the exercise of any stock options, the conversion of depositary shares at a conversion ratio of 1.708 shares of common stock for each depositary share, the vesting of restricted stock or upon the exercise or conversion of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table. The percentage calculations set forth in the table are based on 14,287,900 shares of common stock outstanding and 639,840 depositary shares outstanding on March 1, 2013.

Name of Beneficial Owner	Common Stock	% of Common	Depositary Shares	% of Depositary Shares
5% or Greater Equity Holders
Jeffrey L. Gendell(1)	2,683,468	18.78%	3,700	*
Frank Vicino, Jr.(2)	181,612	1.26%	106,330	16.6%
Stephen D. Rosenbaum(3)	131,404	*	60,000	9.4%
T. Rowe Price(4)	772,800	5.41%	—	—
Officers and Directors
Michael R. D'Appolonia	12,388	*	—	—
Gail E. Hamilton	2,940	*	—	—
Michael G. Hutchinson	—
Richard M. Klingaman	13,283	*	—	—
Jan B. Packwood	2,940	*	—	—
Robert C. Scharp	2,940	*	—	—
Keith E. Alessi(5)	206,664	1.43%	—	—
Kevin A. Paprzycki(6)	27,275	*	—	—
Douglas P. Kathol(7)	63,220	*
Robert P. King(8)	36,005	*
Joseph E. Micheletti(9)	14,958	*	—	—
Directors and Executive Officers as a Group (11 persons)	392,280	2.71%	—	—
_________

* Percentages of less than 1% are indicated by an asterisk
(1)
The total for Mr. Gendell includes shares of common stock, as well as shares of common stock issuable upon conversion of depositary shares. According to a Schedule 13D/A filed January 4, 2013, Mr. Gendell owns 549,000 shares of common stock of which he has sole voting and dispositive power. In addition, Tontine Capital Partners, L.P. and other limited partnerships and limited liability companies that are affiliates of Tontine Capital Partners, L.P. own 2,128,150 shares of common stock and 3,700 depositary shares that are convertible into 6,318 shares of common stock. Mr. Gendell is either a managing member of, or a managing member of the general partner of, these limited partnerships and limited liability companies and has shared voting and dispositive power over these shares. All of the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of these shares for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to shares directly owned by Mr. Gendell or representing Mr. Gendell's pro rata interest in, and interest in the profits of, these limited partnerships and limited liability companies. The address for Mr. Gendell is 55 Railroad Avenue, Greenwich, CT 06830.

(2)
According to a Schedule 13D/A filed on February 19, 2010 and a Form 4 filed on December 28, 2012, Mr. Frank Vicino Jr. beneficially owns 106,330 depositary shares of which he has sole voting and sole dispositive power for 84,350 shares, and shared voting and dispositive power over 21,980 shares. The common stock total for Mr. Vicino includes 181,612 common shares issuable upon conversion of depositary shares. The address for Mr. Vicino is 3312 NE 40th Street, Fort Lauderdale, Fl 33308.

(3)
The total for Mr. Rosenbaum includes shares of common stock, as well as shares of common stock issuable upon conversion of depositary shares. The depositary shares are convertible into 102,459 shares of common stock. The address for Mr. Rosenbaum is 817 N. Calvert Street, Baltimore, MD 21202.

(4)
According to a Schedule 13G/A filed on February 11, 2013, these securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price is 100 East Pratt St., Baltimore, Maryland 21202.

(5)
Includes 7,043 shares of common stock held by Prudential Retirement, as trustee of the Westmoreland's 401(k) plan, 30,556 shares of common stock that may be purchased upon the exercise of options under our 2002 Plan, 60,000 shares of common stock that may be purchase upon the exercise of options under our 2007 Plan and 34,000 shares of restricted stock issued under our 2007 Plan that will vest on April 1, 2013.

(6)
Includes 5,848 shares of common stock held by Prudential Retirement, as trustee of the Westmoreland's 401(k) plan, 7,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan and 6,067 shares of restricted stock issued under our 2007 Plan that will vest on April 1, 2013.

(7)
Includes 6,559 shares of common stock held by Prudential Retirement, as trustee of the Westmoreland's 401(k) plan, 7,500 shares of common stock that may be purchased upon exercise of options under our 2002 Plan, 7,000 shares of common stock which may be purchased upon exercise of options under our 2007 Plan and 7,752 shares of restricted stock issued under our 2007 Plan that will vest on April 1, 2013. In addition, beneficial ownership includes 13,878 shares of common stock owned by Mr. Kathol's wife. Mr. Kathol expressly disclaims beneficial ownership of these securities, and this disclosure shall not be an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(8)
Includes 1,301 shares of common stock held by Prudential Retirement, as trustee of the Westmoreland's 401(k) plan and 9,704 shares of restricted stock issued under our 2007 Plan that will vest on April 1, 2013.

(9)
Includes 2,387 shares of common stock held by Prudential Retirement, as trustee of the Westmoreland's 401(k) plan, 5,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan and 4,356 shares of restricted stock issued under our 2007 Plan that will vest on April 1, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The NASDAQ Stock Market. To the knowledge of management, based solely on its review of such reports, no person who at any time during the fiscal year ended December 31, 2012, was a director, executive officer, or beneficial owner of more than ten percent of any class of equity securities of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. However, while all directors and officers timely filed in 2012 according to our understanding of the interpretations governing Section 16 at such time, we recently amended a number of Form 4s dating back to 2010 to restate the manner in which we are reporting restricted stock units with time-based vesting provisions. After a thorough review and discussion with outside counsel, we felt it appropriate to restate these forms so that stock ownership by all directors and officers was reflected as derivatives in Table 2 at the date of grant and report vesting on Table 1, as opposed to the manner in which grants had been reported on Table 1.

EQUITY COMPENSATION PLAN INFORMATION

At December 31, 2012, we had stock options and stock appreciation rights (“SARs”) outstanding from two stockholder-approved stock plans and one plan that was not approved by stockholders. The 2000 Nonemployee Directors' Stock Incentive Plan is the only plan not approved by stockholders and provided for the grant of stock options to non-employee directors at the time they were first elected to the Board and at the time of each subsequent re-election to the Board. In October 2009, the Board terminated the 2000 Nonemployee Directors' Stock Incentive Plan and several other stock-holder approved plans. The termination of these plans does not impair the rights of any participant under any award granted pursuant to the plans. All new equity issuances, whether to directors or officers, are made out of our stockholder-approved 2007 plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity plans approved by security holders	193,123(1)	$21.18	164,683(3)
Equity plans not approved by security holders	0(2)	$—	—
Total	193,123	$21.18	164,683
__________

(1)
Excludes SARs to acquire 88,967 shares of common stock with exercise prices above $9.34, the closing price of a share of our common stock as reported on The NASDAQ Stock Market on December 30, 2012. At December 31, 2012, 88,967 SARs were outstanding with base prices between $19.37 and $29.48.

(2)
Excludes SARs to acquire 16,067 shares of common stock with exercise prices above $9.34, the closing price of a share of our common stock as reported on The NASDAQ Stock market on December 30, 2012. At December 31, 2012, 16,067 SARs were outstanding with base prices between $23.985 and $25.14.

(3)
Number of securities remaining available for future issuance reflects the reservation of 416,032 shares for issuance to certain employees and directors upon the completion of certain time-based and performance-based vesting restrictions related to restricted stock units issued on July 1, 2010, April 1, 2011, June 1, 2012 and May 22, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of the material elements of our Company's compensation program for our executive officers, including our executive officers named in the tables below, referred to as our Named Executive Officers, for fiscal year 2012, and the policies and objectives which support the program. This discussion is supplemented by compensation tables and accompanying narratives that follow below.

The CD&A is divided into the following sections:

•	Executive Summary

•	Components of the Executive Compensation Program for 2012

•	Compensation Program and Governance

•	Role of the Compensation Consultant and the CEO in Compensation Program

•	Components of Executive Compensation in Fiscal Year 2012

•	Named Executive Officer Compensation in Fiscal Year 2012

•	Realized Pay vs. Reported Total Compensation

•	Review of Performance-Based Compensation

•	Compensation for Fiscal Year 2013

Executive Summary

We believe that 2012 was a strong year for the Company in a challenging environment. The Company increased its operating income 172%, despite the adverse impacts from a slowing worldwide economy and a difficult regulatory environment. Sales from our new Kemmerer Mine fueled this growth, and the Company finished 2012 with record Adjusted EBITDA of $105.8 million, a 44% increase over 2011. Westmoreland generated increased cash flow that allowed the Company to deleverage the business and extinguish approximately $45.0 million in debt. Standard & Poor's Ratings Services upgraded Westmoreland's corporate credit rating and issue-level rating on its senior secured notes in late 2012 to B- from CCC+. A stable outlook was assigned to all ratings. In addition, Moody's Investors Service, Inc. upgraded the issue-level rating on the senior secured notes to Caa1 from Caa2 in February 2013, while also changing the outlook on the company from stable to positive. Westmoreland was the only company in the coal space to receive an upgrade in 2012.

Key business highlights for Westmoreland in 2012 include:

•	We acquired and integrated the Kemmerer Mine, which created additional revenue, cash flow and operating income;

•	We successfully closed on the issuance of add-on notes to our senior secured notes in January 2012, which financed the Kemmerer transaction;

•	We entered into a $20.0 million revolving credit facility with The Private Bank, increasing the Company's liquidity;

•	We had a commendable safety year achieving a reportable incident rate 32% below the national average, which included safety award recognition for our mines and our power facility;

•
We forged good working relationships with our union workforces, highlighted by a new six-year agreement with the UMWA at our Kemmerer Mine, a four-year agreement with the IUOE at our Savage Mine and a six-year agreement with the IUOE at our Colstrip Mine;

•	We formally announced our succession plan for our CEO role in October, the transition of Keith Alessi from CEO to Executive Chairman in April 2013 and Bob King from COO to CEO at the same time;

•	We continued our dedication to environmental stewardship, highlighted by the receipt of a state-wide reclamation award at our Jewett Mine for innovative techniques in stream channel restoration; and

•	We focused on the long-term viability of the business through the acquisition of 56.4 million tons of new coal resources at our Colstrip Mine.

Aligned with the Company's strong 2012 performance and significant business accomplishments, the amount of the annual incentive compensation earned by each of the named executive officers for 2012 paid out at 138% of targeted levels. The above-target payout was a result of the Company's free cash flow performance significantly exceeding the performance target the Board established for 2012. The value of long-term incentive compensation awards remained at a static percentage in 2012, with any increase in value a reflection in an increase in base salary. In 2012, base salaries were largely increased at a modest inflationary rate. Mr. Paprzycki's base salary increased 6% to help better align his base pay with peer group data and the responsibility of his position. Mr. Alessi's base salary increased 16% in 2012 to reflect his lack of a base salary increase since he joined the company in 2007.

Factors Creating Alignment between Pay and Performance and Balancing Risk

Our pay programs strongly support our key business objectives and are aligned with the success of our stockholders.  Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives.  Further, as an executive's level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance. The chart below shows base salary and annual and long-term incentive compensation as a percentage of total compensation opportunity (on average and using target awards for fiscal 2012) for our Chief Executive Officer and other named executive officers.

Westmoreland's executive compensation program includes the following features designed to maintain an appropriate alignment between corporate performance and incentives to perform and deliver competitive total compensation, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders and its executives:

•
A substantial portion of each executive's total compensation (cash plus long-term incentives) is performance-based, varying from approximately 70 percent for the CEO to a range of 50 to 70 percent for the other named executive officers;

•	An incentive compensation program that utilizes several performance-based metrics, focused on growth in EBTIDA and free cash flow;

•	Stock ownership guidelines that are designed to align the financial interests of executives with those of the Company's stockholders;

•	A Compensation and Benefits Committee of experienced and independent individuals, who are assisted by an independent compensation consultant that provides no other services to the Company;

•	No tax gross-up provisions in any compensation plans;

•	No employment agreements or individual change-in-control agreements with any employees, other than Mr. Alessi's Transition Agreement; and

•	No excessive perquisites such as company aircraft or car leases, other than for vehicles used at mine operation sites.

We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support our Company and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for nearly 150 years.

Significant Compensation Actions During 2012

During 2012 and the first two months of 2013, the Company and the Compensation and Benefits Committee made the following decisions and took the following actions with respect to the Company's executive compensation program:

•
As part of the committee's annual review of the executive compensation peer group, we removed several companies from this group and added several new companies to ensure that each of the peer companies in the group remain reasonably similar to us in terms of key metrics, such as revenues and employees, as well as added companies to the peer group to better reflect the public companies with whom we compete for talent;

•	Adjusted the performance metrics used in the annual incentive program for 2012 to include EBITDA and free cash flow; and

•
Thoroughly reviewed and set the compensation package for Mr. King who began employment with the Company in March 2012 as President and COO with an eye toward his eventual succession to the CEO role, which compensation package was 70% performance-based and included an immediate grant of stock to ensure his alignment with stockholder success.

Components of the Executive Compensation Program for 2012

Throughout this CD&A, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2012, as well as the other individuals included in the “Summary Compensation Table” on page 28 of this proxy statement, are referred to as the “named executive officers.” They were (i) Keith Alessi, our Chief Executive Officer, (ii) Kevin Paprzycki, our Chief Financial Officer and Treasurer, (iii) Robert P. King, our President and Chief Operating Officer; (iv) Doug Kathol, our Executive Vice President, and (v) Joseph Micheletti, our Senior Vice President - Coal Operations.

Our executive compensation program consists of three main elements.

Element of Executive Officer Compensation	Description	Purpose
Base Salary
Ongoing cash compensation based on the executive officer's role. Salary levels are evaluated annually and are based on each executive's role and responsibility, applicable experience, unique skills, past performance, and future potential with us.
Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the committee's discretion after a review of an individual's performance and relevant market data.

•    Provide a degree of financial certainty and stability.

•    Retention and attraction of executive talent.

•    Recognize competitive market conditions and reward individual performance through periodic increases.

Annual Incentive Award
The annual incentive plan is intended to provide compensation for performance based on the achievement of strategic goals and objectives. The incentive pay is based on financial performance and personal performance, while executives with direct mining operational responsibility also have a safety component. If the thresholds for the financial and safety components are not met, then no payout is made for that particular component.

•    Motivate executive officers to achieve key annual goals and position the Company for long-term success.

•    Reward executive officers for individual performance and overall Company performance during the year.

Long-Term Awards
Long-term incentive awards are designed to align the interests of our executives with those of our stockholders. Awards typically are granted annually under the Company's equity incentive plan. The performance-based awards vest upon the achievement of a preset three-year cumulative free cash flow measure. The number of shares issued is based on a percentage of the executive's base salary divided by the stock price on the date of grant.
• Provide an incentive for executive officers to achieve long-term, sustainable success for the Company and to create stockholder value. • Attract, motivate, reward and retain executive talent.
Post-Employment Benefits
We have a severance policy that provides, under certain circumstances, executives with 12 months of base pay, in addition to 9 months of outplacement assistance and 12 months of health benefits at the same cost share as active employees. Payment is triggered upon: involuntary termination that is not for cause; the sale of a facility or division; or a position being relocated by at least fifty miles. Otherwise, we do not guarantee or provide any other compensation or benefits to our executives upon their departure.
• Provide a degree of financial certainty and stability. • Retention and attraction of executive talent. • Recognize competitive market conditions

Compensation Program and Governance

General Compensation Practices and Philosophy

Based on a holistic review, our compensation philosophy is intended to closely align the performance of the Company to that of enhancing stockholder value. Our compensation program is intended to retain and reward our executives and is guided by several key principles:

•	Design a program that aligns with long-term stockholder interests through the use of equity awards;

•	Target compensation is at median of peer group, with the long-term goal of bringing lower compensated executives to target levels as they continue to gain experience;

•	Link pay to performance by making a substantial portion of total executive compensation variable or “at risk” over the short- and long-term; and

•	Provide a compensation program that emphasizes direct compensation as opposed to perquisites and other benefits.

Westmoreland bases its total compensation strategy on a moderate growth model. As a moderate growth company, Westmoreland seeks to maintain salaries at or near peer group medians, provides a portion of short-term incentive based on financial, safety and personal goals and provides a significant percentage of pay in the form of long-term incentives. Our officers are at-will employees and do not have employment agreements.

The Westmoreland benefits philosophy is to provide officers with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2012, the management team was eligible to receive the same benefits that are generally available to other Westmoreland employees. In addition to the company-wide benefits, the Board elected to provide executive physical examinations to officers starting in fiscal year 2012, for which we cover the costs that are not otherwise covered under each executive officer's chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executives. The executive physical is a benefit generally provided by our peer companies and is available at a reasonable cost to Westmoreland.

In 2012, our disability benefit was capped at a certain dollar threshold, which did not allow the management team to have 60% disability pay replacement as did the general employee population. As such, for 2013, Westmoreland is providing additional long-term disability insurance to the management team so that the team can achieve the same percentage of disability coverage as non-executives.

Stock Ownership Guidelines and Clawback Policies

To align the interests of our executive management team with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation and Benefits Committee approved stock ownership guidelines in 2011. The management team is expected to be in compliance with these guidelines within five years of becoming subject to the policy. The ownership requirement for our officers is calculated as a multiple of base salary as follows:

Executive Level	Multiple of Base Salary
CEO	3.0x
COO	2.0x
CFO, EVP and SVP	1.5x
Other executive officers	1.0x

At this time, the Committee has not adopted a clawback policy for the management team. While in full support of such a policy, in concept, the Compensation and Benefits Committee is waiting for more formal guidance from the Securities and Exchange Commission in response to the recent Dodd Frank legislation before adoption and implementation of a formal policy.

Peer Comparisons and Survey Data

In order to facilitate an understanding of trends and comparative practices in executive compensation generally and with respect to the specific levels and mix of target compensation opportunities provided to our executives as well as program design in the market within which we compete for top talent, our Compensation and Benefits Committee considers executive compensation comparative data of our peer group companies. In creating our peer group, we noted that there are few comparably-sized publicly-

traded coal companies to align ourselves with for comparative purposes. In addition, a third of our executive team comes from segments other than mining. The companies in our peer group have at least one of the following characteristics:

•	Are focused on comparable industry (energy-related), specifically, coal, mining and oil and gas-related companies;

•	Have a comparable size in relation to revenue and employees; and

•	Are publicly-traded Colorado headquartered companies with whom we compete for top public company talent.

Our Compensation and Benefits Committee reviews the composition and appropriateness of our peer group companies annually. Following a review in early 2013, the committee determined, with the assistance of Pay Governance, that our 2012 peer group companies needed to be updated for executive compensation comparative purposes. The 2013 peer group companies are listed below:

Access Midstream Partners	Atwood Oceanics	Cal Dive International	Dril-Quip
HEICO	Oxford Resources Partners	Parker Drilling Co.	Pioneer Energy Services
Bill Barrett Corp.	BioFuel Energy	Forest Oil	Hecla Mining
Intrepid Potash	Molycorp	Penford Corporation	Stillwater Mining
Genesee & Wyoming	Rhino Resource Partners	Innospec	Thompson Creek Metals

In 2012, we used Economic Research Institute and CompAnalyst market data as additional comparison points. Total market data was compared with individual pay for each position, and “compra-ratios” were determined. Compra-ratios are an individual's current salary divided by the reference point of the market data. For example, if an individual's salary is $125,000 and the mid-point of the market data for that position was $100,000, the compra-ratio for that individual would be 125%, meaning such person is earning 25% more than the average of the market.

Internal Pay Equity

The Compensation and Benefits Committee considers internal pay equity when making compensation decisions for the executive management team. However, the committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our CEO is compensated at a higher level than other executive officers due to his significantly greater level of experience, accountability and responsibility. Mr. Alessi's total cash compensation was 3.25 times greater than the average of our four other named executive officers in 2012. We feel that Mr. Alessi's cash compensation for 2012 as compared to the other named executive officers is appropriate based on his significant role in leading the team to meet the Board's strategic objectives for 2012. Our next highest paid named executive officer makes 2.29 times our lowest paid named executive officer. While this pay equity is more disparate than in past years, it reflects the hiring of Mr. King as the CEO successor, whose pay was targeted at a higher level than the other members of executive management.

Federal Income Tax and Other Consequences

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to our named executive officers who are employed by us at year-end. The Compensation and Benefits Committee believes that it is generally in our best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). Accordingly, the Compensation and Benefits Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation and Benefits Committee also believes that there may be circumstances when our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m). Accordingly, we reserve the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Role of the Compensation Consultant and the CEO in Compensation Program

Compensation Consultant

The Compensation and Benefits Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. In October 2012, the Compensation and Benefits Committee engaged Pay Governance (the “Consultant”) to advise the committee regarding the structuring of executive compensation for 2013. The Consultant also assists the committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provides other related services. The committee has authorized Pay Governance to interact with management on behalf of the committee, as needed in connection with advising it. In prior years, the committee had also retained the services of compensation consultants to assist it in fulfilling its duties.
The Consultant has not provided any services for the Company other than the services it provided to the Compensation and Benefits Committee. After considering, among other things, the absence of any business or personal relationship between the Consultant and any member of the committee or any executive officer of the Company, the committee has concluded the Consultant's work does not raise any conflict of interest.

Determining Executive Compensation

At the February 2013 meeting of the Compensation and Benefits Committee, it made determinations regarding 2012 and 2013 executive officer compensation. The following table summarizes the roles of the Compensation and Benefits Committee, the Consultant, and executive management in executive compensation decision making.

Responsible Party	Roles and Responsibilities
Compensation and Benefits Committee of the Board of Directors The committee is currently comprised of four Independent Directors and reports to the Board.
•    Retains independent counsel, consultants and other advisers to assist it in evaluating compensation or in otherwise discharging its responsibilities.
• Works with the CEO to set performance goals at the beginning of each year targeted to positively influence stockholder value and evaluates CEO performance in relation to those goals and overall performance of the Company.
• Authority to determine and approve compensation for our executive officers.
• Reviews and approves overall compensation strategy and all programs in which our executive officers participate, including equity, bonus (including all performance-based goals), retirement and other benefit plans.
• Reviews compensation philosophy, metrics and amounts, and the results of stockholder say-on-pay votes, before establishing executive compensation.
• Considers comparable metrics in the Company's peer group.

Consultant to the Compensation Committee Pay Governance, as an independent consultant retained directly by the committee, provides consulting advice on matters of governance and executive compensation
• Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice.
• Performs all functions at the direction of the committee.
• Attends Compensation and Benefit Committee meetings.
• Provides advice regarding compensation decision-making governance.
• Provides market data, as requested.
• Consults on various compensation matters and recommends compensation program designs and practices.
• With the cooperation of management, works to conduct an assessment of the risks arising from our compensation programs.
• Confers with CEO and VP of HR on compensation levels, incentives and goals.

Chief Executive Officer With the support of other members of the management team
• Works with the other executive officers to set personal performance goals at the beginning of each year targeted to positively influence stockholder value.
• Reviews performance of the other executive officers against the set goals and makes recommendations to the committee with respect to their compensation.
• Confers with the committee concerning design and development of compensation and benefit plans for Company employees.
• Recommends appropriate company-wide and mine and power financial and non-financial performance goals for the annual incentive program.

Components of Executive Compensation in Fiscal Year 2012

Base Salaries

	2012 Base Salaries for Named Executive Officers

Name	Position	Base Salary
Keith E. Alessi	Chief Executive Officer	$700,000
Robert P. King	President and COO	$425,000
Douglas P. Kathol	Executive Vice President	$287,513
Kevin A. Paprzycki	Chief Financial Officer and Treasurer	$260,000
Joseph E. Micheletti	Senior Vice President - Coal Operations	$230,603

Annual Incentive Compensation

The annual incentive plan goals for fiscal year 2012 were set by the Compensation and Benefits Committee in February 2012 and encompassed the following:

GOAL	COMPONENTS	PERCENT OF TOTAL
Financial
Goal: Annual budgeted EBITDA and free cash flow of Westmoreland Coal Company
• 50% payout upon meeting 80% of goal (threshold)
• 100% payout upon meeting 100% of goal (target)
• 200% payout upon meeting 120% of goal (maximum)
• 40% for Mr. Micheletti • 60% for other executives
Safety
Goal: Annual National Mine Safety and Health Administration (MSHA) average for reportable incident rate for surface mines in the coal industry
• 50% payout upon meeting 100% of goal (threshold)
• 100% payout upon meeting 125% of goal (target)
• 200% payout upon meeting 150% of goal (maximum)
• 20% for Mr. Micheletti • Not applicable for other executives
Individual
The percentage payout is evaluated on achievement of certain individual goals established between the executive and the CEO (or, in the case of the CEO, between him and the Board) and will be based on the executive's overall performance. An executive may receive greater than 100% payout for the individual goal based on exemplary performance, as approved by the Compensation and Benefits Committee, or in the case of the CEO, by the Board. The Board has great flexibility in exercising discretion relating to the individual AIP component and has the ability to reward executives based on the results of the year, notwithstanding that a particular executive did not meet the specific goal laid out at the beginning of the year.
• 40% of AIP

Target vs. Actual Annual Incentive Bonuses Paid for 2012 Performance for Named Executive Officers

Name	Percentage of Annual Base Salary in 2012	Target Total Cash Incentive Bonus(1)	Percentage of Target Individual Bonus Approved	Percentage of Target Financial Bonus Approved(2)	Percentage of Target Safety Bonus Approved(3)	Total Cash Bonus
Keith E. Alessi	100%	$700,000	200%	138%	—	$1,141,423
Robert P. King	100%	$318,750	100%	138%	—	$392,302
Douglas P. Kathol	40%	$115,005	100%	138%	—	$141,543
Kevin A. Paprzycki	35%	$91,000	100%	138%	—	$111,998
Joseph E. Micheletti	35%	$80,711	100%	138%	128%	$103,656
__________

(1)	Mr. King began working for Westmoreland on March 26, 2012. As such, his target AIP is prorated to reflect his start date.
(2)
In 2012, the annual budgeted EBITDA goal and free cash flow goal for Westmoreland Coal Company was $116.6 million and $51.9 million, respectively. The 2012 actual EBITDA and free cash flow were $105.9 million and $72.4, respectively. The weighted actual performance for corporate financial was 105% of goal, resulting in 138% financial payout. See page 36 for a reconciliation of non-GAAP financial numbers.

(3)
In 2012, the average national reportable incident rate was 1.65, which is a calculation based on total hours worked and reportable incidents. In 2012, the average reportable incident rate for Westmoreland as a whole was 1.12, 32% below the national average. This safety performance resulted in 128% payout. In 2012, the safety goals were only relevant to Mr. Micheletti.

Long-Term Incentive Compensation

On June 1, 2012, we issued time-based restricted stock units with a three-year vest and performance-based restricted stock units with a three-year cliff vest.

Long-Term Incentive Awards for Named Executive Officers for 2012

Name	Percentage of Base Salary	Number of Time-Based RSUs	Number of Performance-Based RSUs	Grant Date Fair Value of RSUs
Keith E. Alessi	150%	71,919	71,918	$1,050,010
Robert P. King	100%	29,112	29,110	$425,021
Douglas P. Kathol	80%	15,756	15,754	$230,023
Kevin A. Paprzycki	70%	12,468	12,466	$182,018
Joseph E. Micheletti	70%	11,058	11,056	$161,432

Named Executive Officer Compensation in Fiscal Year 2012

Keith E. Alessi: Chief Executive Officer

Total Salary and Bonus Cash Received for 2012	2012 Base Salary	Bonus for 2012	# of RSUs / Grant Date Fair Value of 2012 RSUs
$1,814,500	$700,000	$1,141,423	143,837 RSUs/ $1,050,050

Base Salary

For 2012, the Board increased Mr. Alessi's base salary to $700,000, which put this component of compensation near 75% of the peer group. The Board reviewed Mr. Alessi's compensation history and comparative data from the Company's peer group, noting that his base salary had not increased since he joined the Company in 2007. The Board felt that this new base salary was appropriate given Mr. Alessi's experience and past performance meeting strategic goals.

Annual Incentive Compensation

Financial Component: The financial component was based on budgeted EBITDA and free cash flow at the consolidated corporate level. The weighted actual performance for these corporate financial goals was 105%, resulting in 138% financial payout.

Individual Component: The Compensation and Benefits Committee recommended and the Board approved a 200% individual performance payout for Mr. Alessi. Mr. Alessi oversaw the best year in the Company's history from a financial perspective, including record operating income and EBITDA. Mr. Alessi provided high-level leadership in the integration of the Kemmerer Mine, which achieved and exceeded first year acquisition performance assumptions. Additionally, the Company successfully entered into a six year agreement with the UMWA at Kemmerer, improved safety by 40%, lowered MSHA citations by 60% and reduced grievances by 80%. Mr. Alessi was pivotal in developing alternative strategies to affect a material deleveraging of the balance sheet in 2012 and establishing a long-term strategy to continue deleveraging the business through free cash flow generation and the potential monetization of assets. The Board also recognized Mr. Alessi's strong contribution to succession planning and the successful succession planning for his successor.

Safety Component: Not applicable.

Long-Term Incentive Compensation

For fiscal year 2012, Mr. Alessi was awarded long-term equity at a targeted 150% of his base salary, which was at a substantially higher tier than the other named executive officers. The Board felt such grant was warranted due to Mr. Alessi's direct responsibility for overseeing the entire organization, as well as direct responsibility for our Company's profits and losses. The Board and Mr. Alessi felt strongly that his compensation should be directly tied to that of the stockholders and our overall financial results.

Robert P. King: President and Chief Operating Officer

Total Salary and Bonus Cash Received for 2012	2012 Base Salary	Bonus for 2012	# of RSUs / Grant Date Fair Value of 2012 RSUs
$761,052	$425,000	$392,302	58,222 RSUs/ $425,021

Base Salary

Mr. King was brought on board as part of a long-term succession plan in March 2012 with the title of President and Chief Operating Officer. The Compensation and Benefits Committee determined Mr. King's base salary with the assistance of the compensation consultant, utilizing peer group and market survey data.

Annual Incentive Compensation

Financial Component: The financial component was based on budgeted EBITDA and free cash flow at the consolidated corporate level. The weighted actual performance for these corporate financial goals was 105%, resulting in 138% financial payout.

Individual Component:  Management proposed and the Committee approved a 100% individual performance payout for Mr. King. Mr. King joined the Company in 2012 and immediately established expectations for operations and the Company. Mr. King focused his efforts on developing plans for an optimal organizational structure and was active in the strategy of the business and in potential growth projects. Mr. King was particularly effective in reinforcing safety objectives and setting a new tone-at-the-top for expected safety performance, while putting renewed emphasis on customer relationships and the importance of communicating with our customers.

Safety Component: Not applicable.

Long-Term Incentive Compensation

For fiscal year 2012, the Compensation and Benefits Committee awarded Mr. King 58,222 restricted stock units representing 100% of his base salary, which is the second largest equity grant on the executive team. The Compensation and Benefits Committee felt this award appropriate given Mr. King's direct operational responsibilities and to incentivize Mr. King to make decisions that will create and sustain stockholder value.

On-Boarding Benefits

Mr. King was hired by Westmoreland in March 2013. As part of his package, he was provided relocation, a cash signing bonus and an initial equity grant. Mr. King was granted 25,000 shares in March 2013 to ensure his alignment with long-term strategic goals and the creation of stockholder value. Mr. King was also given $50,000 upon joining the Company, and is entitled to an additional $50,000 on his one-year anniversary.

Mr. King was offered a relocation package for his move from Pennsylvania to Colorado. The Company paid $79,002 in 2012 primarily towards final moving expenses, transportation of household goods, temporary living expenses, and a miscellaneous allowance of one-month's salary.

Douglas Kathol: Executive Vice President

Total Salary and Bonus Cash Received for 2012	2012 Base Salary	Bonus for 2012	# of RSUs / Grant Date Fair Value of 2012 RSUs
$427,168	$287,513	$141,543	31,510 RSUs/ $230,023

Base Salary

For 2012, the Compensation and Benefits Committee increased Mr. Kathol's base salary to $287,513 effective April 1, 2012, which puts this component of compensation near the 25% of the peer group.

Annual Incentive Compensation

Financial Component: The financial component was based on budgeted EBITDA and free cash flow at the consolidated corporate level. The weighted actual performance for these corporate financial goals was 105%, resulting in 138% financial payout.

Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Kathol. Mr. Kathol had a strong year in 2012 focused on pursuing potential acquisition opportunities and enhancing the sales function. Under Mr. Kathol's leadership, the Company renewed several critical coal supply contracts, He also was a key player in the rationalization of the Company's bonding collateral and replacing a key surety supplier.

Safety Component: Not applicable.

Long-Term Incentive Compensation

For fiscal year 2012, the Compensation and Benefits Committee awarded Mr. Kathol 31,510 restricted stock units representing 80% of his base salary. The Compensation and Benefits Committee felt this award appropriate given Mr. Kathol's direct responsibility for strategic growth initiatives.

Kevin A. Paprzycki: Chief Financial Officer and Treasurer

Total Salary and Bonus Cash Received for 2012	2012 Base Salary	Bonus for 2012	# of RSUs / Grant Date Fair Value of 2012 RSUs
$367,960	$260,000	$111,998	24,934 RSUs/ $182,018

Base Salary

The Compensation and Benefits Committee approved Mr. Paprzycki's new base salary for 2012 in line with peer group data, bringing his base salary to $260,000 effective as of April 1, 2012. This increase in base salary brings this component of compensation to near 25% of peer group data.

Annual Incentive Compensation

Financial Component: The financial component was based on budgeted EBITDA and free cash flow at the consolidated corporate level. The weighted actual performance for these corporate financial goals was 105%, resulting in 138% financial payout.

Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Paprzycki. In 2012, Mr. Paprzycki strengthened the Company's relationships with Standard & Poor's and Moody's that resulted in an upgrade to our credit rating. He also worked with new bond investors and obtained analyst coverage for the Company. Mr. Paprzycki was also particularly effective in working to amend covenants in loan documents to provide cushion and reduce pension funding requirements.

Safety Component: Not applicable.

Long-Term Incentive Compensation

For fiscal year 2012, the Compensation and Benefits Committee awarded Mr. Paprzycki 24,934 restricted stock units, which reflected 70% of his base salary. This percentage reflects his key leadership role in the Company.

Joseph E. Micheletti: Senior Vice President - Coal Operations

Total Salary and Bonus Cash Received for 2012	2012 Base Salary	Bonus for 2012	# of RSUs / Grant Date Fair Value of 2012 RSUs
$332,751	$230,603	$103,656	22,114 RSUs/ $161,432

Base Salary

For 2012, the Compensation and Benefits Committee increased Mr. Micheletti's base salary to $230,603 effective April 1, 2012, which puts this component of compensation below the 25% of the peer group, but commensurate with his limited time in this new role.

Annual Incentive Compensation

Financial Component: The financial component was based on budgeted EBITDA and free cash flow at the consolidated corporate level. The weighted actual performance for these corporate financial goals was 105%, resulting in 138% financial payout.

Individual Component: Management proposed and the Committee approved a 100% individual performance payout for Mr. Micheletti. Mr. Micheletti led the highly successful integration of Westmoreland Kemmerer, Inc. while adjusting to the customers' needs and challenging market conditions. He also standardized safety reports and worked to share best practices across all mines. Mr. Micheletti also made significant progress in cost control initiatives.

Safety Component: Mr. Micheletti's safety component was based on his role as Senior Vice President - Coal Operations. With direct operational responsibility for all of our mines as Senior Vice President - Coal Operations, Mr. Micheletti's safety component payout in such role was based upon an average of reportable incident rates at all mine locations. In 2012, the average national reportable incident rate was 1.65, which is a calculation based on total hours worked and reportable incidents. In 2012, the average reportable incident rate for the mines Mr. Micheletti oversaw was 1.12, which is significantly less than the national average. This commendable safety record correlated into a 128% safety component payout.

Long-Term Incentive Compensation

For fiscal year 2012, Mr. Micheletti was awarded 22,114 restricted stock units, which is a higher tier award than other vice presidents at 70% of his base salary. The Compensation and Benefits Committee felt such higher tier level was warranted due to Mr. Micheletti's direct responsibility for overseeing more employees than any other named executive officer, direct responsibility for a large portion of our company's profits and losses, and his direct operational responsibility for all mining operations.

Relocation

Mr. Micheletti was offered a relocation package as part of his promotion to Senior Vice President - Coal Operations to cover his move from Texas to Montana. In 2012, the Company paid $8,812 towards final moving expenses, transportation of household goods, and home purchase closing costs.

Realized Pay vs. Reported Total Compensation

The SEC's calculation of total compensation includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in 2012. To supplement the SEC-required disclosure, we have included an additional table that shows compensation actually realized by each of the named executives in 2012. Set forth below we have provided a table showing for each named executive: (1) 2012 compensation actually realized by the named executive, as reported on each named executive's W-2 form (Realized Compensation Total), and (2) 2012 compensation as determined under SEC rules (Summary Compensation Total). We believe this information provides a helpful view of compensation actually received by our named executive officers in 2012, and is useful to our stockholders in assessing the alignment between executive pay and our performance. The amounts reported in this table differ from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value Earnings ($)	All Other Compen- sation ($)	Summary Compen- sation Total ($)	Realized Compen- sation Total ($)
Keith E. Alessi(5) CEO	2012	673,077	—	1,050,010	1,141,423	4,517	16,848	2,885,875	1,689,171
Kevin A. Paprzycki CFO and Treasurer	2012	255,962	—	182,018	111,998	8,957	16,774	575,709	458,729
Robert P. King(5) President and COO	2012	318,750	50,000	730,771	392,302	—	88,760	1,580,583	746,395
Douglas P. Kathol Executive Vice President	2012	285,625	—	230,023	141,543	17,782	16,848	691,821	505,569
Joseph E. Micheletti SVP - Coal Operations	2012	229,095	—	161,432	103,656	34,159	25,400	553,742	385,839

Reconciliation of Realized Compensation Column to Summary Compensation Table

The amounts reported in the Realized Compensation Column reflect income for 2012 shown as reported on the named executives' W-2 forms. These amounts differ from the amounts reported as total compensation in the 2012 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2012 Summary Compensation Table. For 2012, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (3) the year-over-year change in pension value (as reflected in the Change in Pension Value column), plus (4) the value realized in 2012 from the vesting of RSUs before payment of any applicable withholding taxes. In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules reflects any bonus earned for the year shown. For more information on total compensation as calculated under the SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table set forth on page 28.

Review of Performance-Based Compensation

The Board is keenly focused on tying executive compensation to the performance of the Company. On an annual basis, the management team has a significant portion of their compensation aligned with key financial metrics and performance indicators. These metrics are approved by the Compensation and Benefits Committee in February each year. In 2012, the committee elected to tie the management team's short-term bonus to EBITDA and free cash flow. Due to extraordinary performance by the management team and the Company in 2012, the short-term bonus paid out at 138%.

Beginning in 2011, the Compensation and Benefits Committee began issuing 50% of the long-term incentive component of compensation in the form of performance-based awards. These awards cliff vest over three years and pay out if the threshold goal has been met. If the team exceeds the target goal by 20% or more, the awards pay out at 150%. In 2011, the Compensation and Benefits Committee set a three-year cumulative free cash flow goal for the performance-based LTIPs. As of December 31, 2012, the Company was approximately 100% of the way towards meeting the goal due to the successful acquisition and on-boarding of the Kemmerer Mine. As such, free cash flow generated in 2013 will likely result in the Company exceeding the target by 20%, resulting in the award paying out at 150%. In 2012, the Compensation and Benefits Committee set a three-year cumulative free cash flow goal for that year's performance-based LTIPs. As of December 31, 2012, the Company was 31% towards achieving such goal.
Compensation for Fiscal Year 2013

As approved by the Compensation and Benefits Committee and, for the CEO, by the Board, the following table illustrates the total targeted compensation packages for the projected named executive officers for 2013 who are expected to serve in the capacities below following the Annual Meeting:

Name	Position	Base Salary ($)	Targeted AIP ($)	Targeted LTIP ($)	Targeted Total Compensation ($)
Robert P. King	President and CEO	500,000	500,000	625,000	1,625,000
Kevin A. Paprzycki	CFO and Treasurer	300,000	105,000	210,000	615,000
Douglas P. Kathol	Executive Vice President	296,138	103,648	207,297	607,083
Joseph E. Micheletti	SVP - Coal Operations	263,000	92,050	184,100	539,150
Jennifer S. Grafton	General Counsel and Secretary	230,000	80,500	161,000	471,500

New Chief Executive Officer Compensation

On October 26, 2012, the Company announced the transition of Mr. Keith Alessi from CEO to Executive Chairman and the transition of Mr. Robert King from President and COO to President and CEO effective as of Monday, April 8, 2013. When Mr. King was hired in March 2012 as President and COO, his compensation was determined taking into account his anticipated transition into the CEO role, including having his short-term and long-term bonus opportunity, both variable components of compensation, set at 100% of his base salary.

In February 2013, the Compensation and Benefits Committee, with the assistance of Pay Governance, discussed the appropriate compensation package for Mr. King upon transitioning into the CEO role. After deliberation, the committee recommended to the Board a compensation package for Mr. King as CEO, which the Board approved. The compensation package for Mr. King will be $500,000 base salary, 100% of base salary for AIP target, and 125% of base salary for LTIP target.

EXECUTIVE COMPENSATION FOR 2012

Summary Compensation Table

The following tables set forth information regarding the fiscal 2012 compensation for our Chief Executive Officer, Chief Financial Officer, our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2012 (collectively, our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2010 and/or fiscal 2011 compensation for those individuals who were also named executive officers in fiscal 2010 and/or fiscal 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value Earnings ($)	All Other Compen- ation ($)(3)(4)	Total ($)
Keith E. Alessi(5) CEO	2012	673,077	—	1,050,010	1,141,423	4,517	16,848	2,885,875
	2011	588,460	—	900,009	668,460	8,027	16,572	2,181,528
	2010	492,305	—	884,775	482,239	4,004	16,572	1,879,895
Kevin A. Paprzycki CFO and Treasurer	2012	255,962	—	182,018	111,998	8,957	16,774	575,709
	2011	237,720	—	171,516	133,202	14,478	16,369	573,285
	2010	213,948	—	72,309	101,994	5,907	16,202	410,360
Robert P. King(5) President and COO	2012	318,750	50,000	730,771	392,302	—	88,760	1,580,583
Douglas P. Kathol Executive Vice President	2012	285,625	—	230,023	141,543	17,782	16,848	691,821
	2011	273,942	—	224,400	159,577	31,893	76,515	766,327
	2010	248,392	—	119,996	134,806	16,409	16,444	536,047
Joseph E. Micheletti SVP - Coal Operations	2012	229,095	—	161,432	103,656	34,159	25,400	553,742
	2011	191,736	—	60,139	128,546	57,061	53,194	483,826
__________

(1)
Amounts in these columns represent the aggregate grant date fair value of the equity awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Share-Based Payment. These columns were prepared assuming none of the awards will be forfeited.  Additional information is set forth in the “Grants of Plan-Based Awards” table below. Details regarding the 2012, 2011 and 2010 stock awards that are outstanding as of December 31, 2012 may be found in the “2012 Outstanding Equity Awards At Fiscal Year-End” table below. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2012 may be found in the Notes to the Financial Statements in the Company's Form 10-K for the year ended December 31, 2012.

(2)	Represents the cash bonus awarded under our Annual Incentive Plan, a discretionary performance-based award made in the first quarter of each fiscal year for performance in the prior fiscal year.
(3)
“All Other Compensation” for 2012 includes reimbursements and payments for our contributions to the Westmoreland's 401(k) plan and life insurance premiums. We contributed $15,000 in matching contributions to the 401(k) plan on behalf of each named executive officer except for Mr. King, who received $8,336. Our 401(k) match program provided for a match of total cash compensation earned in 2012 up to a maximum allowable cash compensation of $250,000 equaling 6% of total cash compensation. We paid life insurance premiums of $1,848, $1,774, $1,422, $1,848, and $1,589 during 2012 for Messrs. Alessi, Paprzycki, King, Kathol, and Micheletti, respectively.

(4)
“All Other Compensation” for 2012 also includes $79,002 and $8,812 for Messrs. King and Micheletti, respectively, for relocation of their home. Mr. King was eligible for relocation under our Relocation Policy upon accepting his position with us in Englewood, Colorado. Upon Mr. Micheletti accepting the position of Senior Vice President - Coal Operations, he was eligible for relocation under the Relocation Policy for his move from Texas to Montana.

(5)	Mr. Alessi and Mr. King did not receive any additional compensation for their services as a director.

Components of Total Compensation

We believe in compensating our executive officers with a mix of both base salary and at-risk compensation made up of cash and equity. For a thorough discussion of our compensation components and the percentage of at-risk compensation, see “Components of the Executive Compensation Program for 2012” in the Compensation Discussion and Analysis section above.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation amounts are annual cash incentives under our Annual Incentive Plan (“AIP”). The AIP is funded based on various components, which are unique to each named executive officer, and may include our annual budgeted EBITDA, annual budgeted free cash flow, MSHA average for reportable incident rate for surface mines in the coal industry, and individual performance goals, all of which are discussed above in “Compensation Discussion and Analysis.”

Equity Awards

Values for stock grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to restricted stock and restricted stock units granted to the named executive officers under our stockholder-approved 2007 plan. The plan is administered by the Compensation and Benefits Committee, which has retained the exclusive authority to make awards under the plan. The committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the Board. The committee also approves the overall grant pool for all other participants. The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of stockholders. Time-based restricted stock units, representing 50% of the total award, granted to the named executives officers on June 1, 2012 vest over three years beginning 10 months from the grant date, with 33% of the shares becoming vested and available for release at that time, and an additional 33% vesting and becoming available for release on each successive April 1st. Full vesting occurs on April 1, 2015. Performance-based restricted stock units, representing 50% of the total award, were also granted on June 1, 2012 and will cliff vest on April 1, 2015 upon achievement of a three-year cumulative free cash flow amount that was set by the Compensation and Benefits Committee in early 2012. Awards not yet released are forfeited upon separation.

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Performance- Based Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date by Board	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards(#)(1)	Grant Date Fair Value of Stock Awards($)(1)
Keith E. Alessi	6/1/2012	5/22/2012	57,534	71,918	86,302	71,919	1,050,010
Kevin A. Paprzycki	6/1/2012	5/22/2012	9,973	12,466	14,959	12.468	182,018
Robert P. King	6/1/2012	5/22/2012	23,288	29,110	34,932	29,112	425,020
Douglas P. Kathol	6/1/2012	5/22/2012	12,603	15,754	18,905	15,756	230,023
Joseph Micheletti	6/1/2012	5/22/2012	8,845	11,056	13,267	11,058	161,432
__________

(1)
The 2012 LTIP award granted by the Board of Directors on May 22, 2012 to all named executive officers consisted of time-based restricted stock units with a three-year vest and performance-based restricted stock units with a three-year cliff vest issued out of the 2007 plan with a grant date of June 1, 2012. The grant date fair value on June 1, 2012 was $7.30 per share.

2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Units that have not vested (#)(1)	Market value of units that have not vested as of 12/30/12($)(2)	Unearned units that have not vested (#)(3)	Market value of unearned units that have not vested as of 12/30/12($)(2)
Keith E. Alessi	30,556	24.12	5/2/2017
	60,000	21.40	7/1/2018
				19,925	186,100
				20,054	187,304
				71,919	671,723
						30,080	280,947
						71,918	671,714
Kevin A. Paprzycki	2,500	29.48	6/5/2016
	1,900	24.41	7/1/2016
	7,000	21.40	7/1/2018
				2,972	27,758

	Option Awards			Stock Awards
Name	Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Units that have not vested (#)(1)	Market value of units that have not vested as of 12/30/12($)(2)	Unearned units that have not vested (#)(3)	Market value of unearned units that have not vested as of 12/30/12($)(2)
				3,822	35,697
				12,468	116,451
						5,732	53,537
						12,466	116,432
Robert P. King				29,112	271,906
						29,110	271,887
Douglas P. Kathol	7,500	16.17	8/18/2013
	6,700	19.37	7/1/2014
	6,700	20.98	7/1/2015
	4,300	24.41	7/1/2016
	7,000	21.40	7/1/2018
				4,932	46,065
				5,000	46,700
				15,756	147,161
						7,500	75,050
						15,754	147,142
Joseph E. Micheletti	5,000	21.40	7/1/2018
				1,252	11,694
				1,340	12,516
				11,058	103,282
						2,010	18,773
						11,056	103,263
__________

(1)
Awards in this column consist of restricted stock units with a grant dates of July 1, 2010, April 1, 2011 and June 1, 2012. Awards of restricted stock units vest in thirds over a three-year period beginning on the first anniversary of the date of grant. To the extent vested, these units are reflected in the “Stock Vested in 2012” table below.

(2)
The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of common stock on December 30, 2012 ($9.34) by the number of shares.

(3)
Awards in this column consist of performance-based restricted stock units with a grant date of April 1, 2011 and June 1, 2012. These awards pay out at Threshold, Target and Maximum depending on the achievement of a free cash flow metric designated by the Compensation and Benefits Committee in 2011 and 2012. Upon achievement of the performance goal on April 1, 2014 and April 1, 2015, these awards cliff vest. If performance is not achieved, all awards will forfeit.

Stock Vested in 2012

Name(2)	Shares Acquired on Vesting(#)	Stock Value Realized on Vesting($)(1)
Keith E. Alessi	39,952	372,159
Kevin A. Paprzycki	6,750	63,470
Douglas P. Kathol	9,299	87,075
Joseph E. Micheletti	2,989	27,624
__________

(1)
The market value of the awards was determined by multiplying the closing price of a share of common stock on July 1, 2012 ($8.63) by the number of shares for those shares that vested on July 1, 2012 and multiplying the close price of a share of common stock on April 1, 2012 (11.36).

(2)	As Mr. King did not begin employment with us until March 2012, he did not vest in any awards in 2012.

2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of December 31, 2012 ($)(1)	Payments During Last Fiscal Year ($)
Keith E. Alessi	Westmoreland Retirement Plan (WCC)	2.08	35,850	—
Kevin A. Paprzycki	Westmoreland Retirement Plan (WCC)	3.0	41,627	—
Douglas P. Kathol	Westmoreland Retirement Plan (WCC)	5.81	154,017	—
Joseph E. Micheletti	Westmoreland Retirement Plan (WECO)	10.0	183,891	—
__________

(1)
Pension economic assumptions are consistent with our SFAS 87 financial reporting for fiscal year 2012. Demographic assumptions are also consistent with our pension financial reporting, with the exception that per SEC guidance, pre-retirement decrements are not used. A discount rate of 4.25% was used for 2012.

Effective July 1, 2009, the Board froze all structures of our pension plan for non-union employees, including our named executive officers, resulting in no future benefits accruing under these plans. Prior to July 2009, each of the named executive officers except Mr. King who began employment with us in 2012, participated in one of the same defined benefit pension plan structures offered to other non-union employees. Eligible employees become fully vested after five years of vested service. The Company's pension plan structure provides for normal retirement at 65. Early retirement benefits are available at age 55 with 10 years of service, however at reduced benefits. The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.

2012 Pension Benefits Upon Retirement, Termination, Disability or Death

Messrs. Paprzycki, Kathol, and Micheletti are vested in the pension plan and entitled to an annual lifetime benefit payable upon voluntary or involuntary termination or death (paid for the life of the spouse). Mr. Alessi is not vested in the pension plan. Benefits shown assume that the event entitling the individual to benefits occurred on December 31, 2012.

Mr. Paprzycki is vested in the pension plan and is entitled to an annual lifetime benefit payable upon retirement, voluntary or involuntary termination, disability or death (paid for the life of the spouse). The benefits for Mr. Paprzycki are first payable on September 1, 2035. Mr. Paprzycki currently is not eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Kevin A. Paprzycki	Termination	Pension Plan	$732	Monthly Annuity	Life
	Death	Pension Plan	$559	Monthly Annuity	Life of Spouse

Mr. Kathol is vested in the pension plan and is entitled to an annual lifetime benefit payable upon retirement, voluntary or involuntary termination, disability or death (paid for the life of the spouse). The benefits for Mr. Kathol are first payable on December 1, 2017. Mr. Kathol currently is not eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Douglas P. Kathol	Termination	Pension Plan	$1,291	Monthly Annuity	Life
	Death	Pension Plan	$985	Monthly Annuity	Life of Spouse

Mr. Micheletti is vested in the pension plan and is entitled to an annual lifetime benefit payable upon retirement, voluntary or involuntary termination, disability or death (paid for the life of the spouse). The benefits for Mr. Micheletti are first payable on August 1, 2015.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Joseph E. Micheletti	Termination	Pension Plan	$840	Monthly Annuity	Life
	Death	Pension Plan	$319	Monthly Annuity	Life of Spouse

Potential Payments upon Termination or Change-in-Control

Our named executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits described in the preceding compensation tables and participation in a severance policy that is generally available to all our employees. Our severance policy covers virtually all our employees, although the amount of the severance benefit depends upon employee tier and years of service with us. The highest tier, which includes our named executive officers, provides for severance compensation equal to 12 months of monthly base pay, 9 months of outplacement assistance and 12 months of health benefit continuation. Severance benefits are payable under the policy only in the following circumstances: involuntary termination that is not for cause; termination due to sale of a facility, division or business segment; or relocation of more than 50 miles that the employee declines. Our executives do not have employment contracts or any benefits triggered by a change-in-control, unless the change-in-control results in an involuntary termination of the executive without cause. In addition, our Annual Incentive Policy provides that program participants are only entitled to payment of incentive payouts if they are employed on the date of payment, which typically occurs in March of the following year. All incentive payouts are forfeited should a named executive officer leave our employment for any reason, unless otherwise expressly agreed to by the Compensation and Benefits Committee.

The following table represents full walk-away amounts for each of our named executive officers upon the occurrence of certain events, assuming in each case that the event in question occurred as of December 31, 2012. The following tables do not include amounts payable upon termination for pension benefits, as those benefits are described above in the “2012 Pension Benefits” tables.

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause	Termination upon Change-in-Control	Retirement	Death(3)
Keith Alessi	Salary	$—	$700,000	$—	$—	$—
	Vested Equity(1)(2)	$—	$—	$1,045,127	$—	$1,378,029
	Outplacement services and health benefits	$—	$23,024	$—	$—	$—
	TOTAL	$—	$23,024	$1,045,127	$—	$1,378,029

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause	Termination upon Change-in-Control	Retirement	Death(3)
Kevin Paprzycki	Salary	$—	$260,000	$—	$—	$—
	Vested Equity(1)(2)	$—	$—	$179,907	$—	$240,439
	Outplacement services and health benefits	$—	$22,644	$—	$—	$—
	TOTAL	$—	$22,644	$179,907	$—	$240,439

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause	Termination upon Change-in-Control	Retirement	Death(3)
Robert P. King	Salary	$—	$425,000	$—	$—	$—
	Vested Equity(1)(2)	$—	$—	$271,906	$—	$340,188
	Outplacement services and health benefits	$—	$19,380	$—	$—	$—
	TOTAL	$—	$19,380	$271,906	$—	$340,188

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause	Termination upon Change-in-Control	Retirement	Death(3)
Douglas Kathol	Salary	$—	$287,513	$—	$—	$—
	Vested Equity(1)(2)	$—	$—	$239,926	$—	$317,822
	Outplacement services and health benefits	$—	$17,981	$—	$—	$—
	TOTAL	$—	$17,981	$239,926	$—	$317,822

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause	Termination upon Change-in-Control	Retirement	Death(3)
Joseph Micheletti	Salary	$—	$230,603	$—	$—	$—
	Vested Equity(1)(2)	$—	$—	$127,491	$—	$164,397
	Outplacement services and health benefits	$—	$22,644	$—	$—	$—
	TOTAL	$—	$22,644	$127,491	$—	$164,397

________

(1)
Various unvested options and SARs held by our named executive officers automatically vest upon a change-in-control. However, all outstanding options held by our named executive officers have an exercise price greater than $9.34, the closing price of our stock on December 31, 2012. There is no intrinsic value in any accelerated options or vested stock options because options with an exercise price greater than $9.34 have zero intrinsic value. The value of vested equity was determined by multiplying the number of vested shares times $9.34, the closing stock price on December 30, 2012.

(2)
We recently awarded long-term equity to the named executive officers in the form of restricted stock units with grant dates of July 1, 2010, April 1, 2011 and June 1, 2012, vesting in thirds on an annual basis. Pursuant to the restricted stock unit agreements, the units automatically vest immediately prior to a change-in-control, death, disability or qualified retirement of the recipient. No named executive officer met the qualifications for a “qualified retirement” as of December 31, 2012.

(3)
The performance-based restricted stock units vest pro rata upon death of disability. For valuation purposes, we assume the triggering event (death) occurred on December 31, 2012 resulting in the vesting of a third of the award.

Executive Transition Agreement

In connection with Mr. Alessi's previously announced retirement as our CEO on April 5, 2013 and expected transition to the role of Executive Chairman of the Board, the Company and Mr. Alessi have entered into an executive transition agreement (the “Transition Agreement”).  Pursuant to the Transition Agreement, Mr. Alessi will serve as our Executive Chairman for a period of approximately two years. In consideration for serving as Executive Chairman, Mr. Alessi will receive an annual cash retainer of $240,000 and equity compensation consistent with the Company's standard awards for non-executive directors. The Transition Agreement also restricts Mr. Alessi's ability to compete with the Company in the future and provides that the outstanding, unvested restricted stock units awarded to Mr. Alessi prior to his retirement as CEO will continue to vest while he is serving as Executive Chairman.

CERTAIN TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which the Company is a participant and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

The Board has determined that certain transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, such as compensation to an executive officer if the compensation has been approved, or recommended to the Board for approval by the Compensation and Benefits Committee or an arrangement that is specifically contemplated by provisions of our certificate of incorporation or bylaws, such as the exculpation, indemnification, and directors' and officers' insurance arrangements contemplated by the certificate of incorporation and bylaws.

Based on a review of the questionnaires that our directors, director nominee and executive officers completed and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2012 or currently proposed, involving the Company.

OVERVIEW OF PROPOSALS

This proxy statement contains three proposals requiring stockholder action. Proposal No. 1 requests the election of eight directors to the Board, Proposal No. 2 requests advisory approval of the Company's executive compensation and Proposal No. 3 requests the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2013. Each of the proposals is discussed in more detail below.

Proposal 1 - Election of Directors

The Board has nominated directors Alessi, Hamilton, Hutchinson, King, Klingaman, Packwood and Scharp to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board has also nominated a new individual for election, Mr. Craig Mackus. While Tontine Capital Partners, L.P. and Tontine Partners, L.P. have the right to designate two individuals for election to our Board as directors pursuant to the Secured Convertible Note Purchase Agreement dated March 4, 2008, they have not so designated any directors at this time.

Vote Required

Each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. Each director elected will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” the election of directors Alessi, Hamilton, Hutchinson, King, Klingaman, Mackus, Packwood and Scharp.

Proposal 2 - Advisory Approval of the Company's Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. As background to compensation paid to our named executive officers in 2012 is the following business highlights:

•	Our total operating income increased 172%, up to $28.9 million in 2012 from $10.6 million in 2011;

•	We achieved 44% growth in Adjusted EBITDA in 2012, up $30 million from 2011;

•	We lowered our net debt in 2012 through 28% growth in operating cash flow and the extinguishment of $44.8 million in debt;

•	We received an S&P credit rating upgrade to B-, the only coal company to receive an upgrade in 2012;

•	We acquired and integrated the Kemmerer Mine, which created additional revenue, cash flow and operating income;

•	We entered into a $20.0 million revolving credit facility with The Private Bank, increasing the Company's liquidity;

•	We had a commendable safety year achieving a reportable incident rate 32% below the national average, which included safety award recognition for our mines and our power facility;

•
We forged good working relationships with our union workforces, highlighted by a new six-year agreement with the UMWA at our Kemmerer Mine, a four-year agreement with the IUOE at our Savage Mine and a six-year agreement with the IUOE at our Colstrip Mine; and

•	We formally announced our succession plan for our CEO role in October, the transition of Keith Alessi from CEO to Executive Chairman in April 2013 and Bob King from COO to CEO at the same time.

In addition, compensation and governance practices implemented in recent years include the following:

•	Neither the CEO nor any other executive officer has an employment contract, other than Mr. Alessi's Transition Agreement;

•	We have eliminated all tax gross-ups and executive supplemental retirement policies, froze pension plans and terminated retiree health care;

•	The Compensation and Benefits Committee engaged Pay Governance, an independent compensation consultant to advise them, who does no other work for us;

•	Approximately 70% of the CEO's total compensation package is at-risk compensation;

•	We have minimal executive perquisites;

•
The named executive officers receive annual long-term equity awards in the form of restricted stock units with half of the shares vesting at the end of a three-year period upon the attainment of a three-year free cash flow goal. Restricted stock units represent a significantly larger percentage of each officer's total compensation opportunity as compared to short term annual incentive opportunities. We believe this alignment ensures that a significant portion of our officer's compensation is tied to long-term stock price performance;

•	The Board implemented stock ownership guidelines at three times salary for the CEO and between two and one times salary for other members of the management team; and

•	The Board approved stock ownership guidelines for directors of 15,000 shares of common stock.

Compensation Philosophy and Approach

As described in greater detail in the CD&A above, Westmoreland's compensation philosophy for its named executive officers is designed to achieve several key objectives, including: focusing decision-making and behavior on goals that are consistent with the overall business strategy; creating a pay-for-performance culture, and allowing us to attract and retain employees with the skills critical to our long-term success. To achieve these objectives, Westmoreland uses a mix of base pay and incentive opportunities (short and long-term), while concentrating a majority of the executives' reward opportunities in at-risk incentive pay. The design of the compensation program is intended to support our overall business objectives and to increase long-term stockholder value. In 2012, greater than 50% of target total compensation for each named executive officer was at-risk based on our performance and the named executive officer.

We considered the most recent stockholder advisory vote on executive compensation required by the proxy rules in reassessing these compensation policies and our compensation decisions and, based on the 97% favorable vote cast in 2012, believe stockholders support our approach and actions. The Compensation and Benefits Committee made no material changes to 2012 compensation packages given the overwhelming stockholder support. We intend to continue to seek stockholder guidance on executive compensation through an annual say-on-pay vote. To the extent there is any significant vote against our named executive officers' compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address the concerns.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” Proposal 2 approving, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us. Our Board of Directors and our Compensation and Benefits Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns. The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2014 Annual Meeting.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board of Directors recommends a vote FOR Proposal 2.

Proposal 3 - Ratification of Principal Independent Auditor

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm and as auditors of our consolidated financial statements for fiscal year 2013.

Auditor's Fees

The following table summarizes the fees of Ernst & Young LLP for fiscal years 2011 and 2012. For 2012, audit fees include an estimate of amounts not yet billed.

Fee Category(1)	2012	2011
Audit Fees(2)	$883,000	$855,000
Audit Related Fees (3)	$234,807	$120,321
Total Fees	$1,117,807	$975,321
__________

(1)	We did not pay any “Tax Fees” or “All Other Fees” to Ernst & Young in fiscal years 2011 or 2012.
(2)
Audit fees consist of fees for the audit of our financial statements, including fees related to the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings.

(3)
Audit Related Fees in 2011 consist of fees we paid to Ernst & Young as part of the high-yield note financing in February 2011, as well as $43,321 in out-of-pocket expenses incurred as part of the audit largely related to travel to our mines. Audit Related Fees in 2012 consist of fees we paid to Ernst & Young in connection with Kemmerer Mine acquisition and the high-yield note financing in January 2012, as well as $30,107 in out-of-pocket expenses incurred as part of the audit largely related to travel to our mines.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures. From time-to-time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All fees paid to Ernst & Young in 2011 and 2012 were pre-approved by the Audit Committee.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but is not obligated to appoint a different independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interest. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting in order to respond to questions and may make a statement if they desire to do so.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” Proposal 3.

ADDITIONAL INFORMATION

Explanation of Non-GAAP Financial Measures

The Company's fiscal 2012 Form 10-K includes a reconciliation of Adjusted EBITDA and EBITDA to net loss on a GAAP basis and a discussion of why we believe these non-GAAP financial measures are useful to investors. A copy of our fiscal 2012 Form 10-K is being provided with our proxy statement to our stockholders. As discussed in the Compensation Discussion and Analysis, one of the performance targets for the Company's AIP and LTIP awards is free cash flow. Free cash flow is defined as Adjusted EBITDA modified for book to cash differences in pension, postretirement medical, reclamation liabilities and deferred revenue, less expenditures for capital investments, reserve acquisition and bonding requirements.

MISCELLANEOUS

Upon the written request of any person who on the record date was a record owner of our stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, we will send such person, without charge, a copy of our Annual Report on Form 10-K for 2012, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112.

The Board has no present intention of bringing any other business before the Annual Meeting and has not been informed of any other matters that are to be presented to the Annual meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

March 26, 2013

Westmoreland Coal Company	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
WESTMORELAND COAL COMPANY 9540 SOUTH MAROON CIR. SUITE 200 ENGLEWOOD, CO 80112 ATTN: JENNIFER S. GRAFTON
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/WLB2013
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTMORELAND COAL COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01) Keith E. Alessi	05) Richard M. Klingaman
02) Gail E. Hamilton	06) Craig R. Mackus
03) Michael G. Hutchinson	07) Jan B. Packwood
04) Robert P. King	08) Robert C. Scharp
The Board of Directors recommends you vote FOR proposals 2 and 3.
					For	Against	Abstain
2) Advisory approval of Westmoreland Coal Company's executive compensation.					☐	☐	☐
3) Ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2013.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

WESTMORELAND COAL COMPANY
Annual Meeting of Stockholders
May 21, 2013 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Jennifer S. Grafton as true and lawful agent and proxy with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/WLB2013 on Tuesday, May 21, 2013, at 8:30 a.m. (mountain daylight time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of the card.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted in accordance with the Board of Directors' recommendations. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY AND PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless they sign and return this card.

Continued and to be signed on reverse side